Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

among

TYCO INTERNATIONAL LTD.,

TYCO FLOW CONTROL INTERNATIONAL LTD.,

PANTHRO ACQUISITION CO.,

PANTHRO MERGER SUB, INC.

and

PENTAIR, INC.

dated as of

March 27, 2012

i

Section 8.11	Construction; Interpretation	83
Section 8.12	Severability	83
Section 8.13	Counterparts	84
Section 8.14	Disclosure Letters	84

	ARTICLE IX

	DEFINITIONS

Section 9.01	Definitions	84

EXHIBIT:

Exhibit A	Closing Steps
Exhibit B	Articles of Incorporation of Merger Sub
Exhibit C	Articles of Association of Fountain
Exhibit D	Form of Tax Sharing Agreement

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of March 27, 2012 (this “Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo (“Merger Sub”), and Pentair, Inc., a Minnesota corporation (“Patriot”).  Capitalized terms used herein shall have the meanings given to them in Section 9.01 or in the Sections of this Agreement referenced in Section 9.01.

RECITALS

WHEREAS, Trident is engaged in the Fountain Business;

WHEREAS, the Board of Directors of Trident has determined that it is advisable, desirable and in the best interests of Trident and its shareholders to separate the Fountain Business from Trident and to divest the Fountain Business in the manner contemplated hereby and by the Separation Agreement;

WHEREAS, the Parties contemplate that the Fountain Business shall be transferred to Fountain as provided in the Separation Agreement;

WHEREAS, the Parties contemplate that, following the Fountain Transfer, Trident shall consummate the disposition of one hundred percent (100%) of the Fountain Common Stock to its shareholders through a dividend of Fountain Common Stock to Trident shareholders on a pro rata basis (the “Distribution”);

WHEREAS, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Patriot, with Patriot continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Trident has (i) determined that it is advisable, fair to and in the best interests of Trident and its shareholders to enter into this Agreement and to consummate the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend that its shareholders grant the Trident Shareholder Approval;

WHEREAS, the Board of Directors of Fountain has (i) determined that it is advisable to enter into this Agreement and to consummate the Transactions and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, (x) Fountain, as a party to this Agreement and the sole stockholder of AcquisitionCo, has approved this Agreement and the Transactions, (y) AcquisitionCo, as a party to this Agreement and the sole stockholder of Merger Sub, has approved this Agreement and (z) the Board of Directors of Merger Sub has determined that it is advisable, fair to and in the best interests of Merger Sub and its sole shareholder to enter into this Agreement and consummate the applicable Transactions, including the Merger, and approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions;

WHEREAS, the Board of Directors of Patriot has (i) determined that it is advisable, fair to, and in the best interests of Patriot and its shareholders to enter into this Agreement and to consummate the applicable Transactions, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend to its shareholders approval of the Merger;

WHEREAS, this Agreement shall constitute a plan of merger pursuant to Section 302A.611 of the MBCA;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualifies as a “reorganization” pursuant to Section 368 of the Code; and

WHEREAS, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01         The Merger.  (a)  At the Effective Time and on the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Patriot (the “Merger”) in accordance with the MBCA, whereupon the separate corporate existence of Merger Sub shall cease, and Patriot shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall be a wholly-owned, direct Subsidiary of AcquisitionCo and an indirect Subsidiary of Fountain.

(b)        As soon as practicable on the Closing Date, the Parties will file articles of merger meeting the requirements of Section 302A.615 of the MBCA (the “Articles of Merger”), with the Secretary of State of the State of Minnesota.  The Merger shall become effective at such time as (x) the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or (y) at such later date or time as is agreed among the Parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.02         Closing.  On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on the later of (x) September 28, 2012 and (y) the fifth Business Day following satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Trident and Patriot may mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date.”  At and in anticipation of the Closing, the Parties will cooperate to effectuate the closing steps set forth in Exhibit A on or prior to the Closing, consistent with the timeframe set forth in such Exhibit.

Section 1.03         Plan of Reorganization.  This Agreement shall constitute a “plan of reorganization” for the Merger within the meaning of Treasury Regulation Section 1.368-2(g).

Section 1.04         Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and in the applicable provisions of the MBCA.

Section 1.05         Articles of Incorporation and Bylaws.  (a)  At the Effective Time, the articles of incorporation of Merger Sub, as set forth in Exhibit B, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, except that Article I of Exhibit B is hereby amended as of the Effective Time to read:  “The name of the Corporation is ‘Pentair, Inc.’”.

(b)        At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c)        At the Effective Time, the articles of association of Fountain shall be substantially in the form attached as Exhibit C, with such changes thereto as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), and the organizational regulations of Fountain shall be in a form proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed).  Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to adopt and approve and otherwise effectuate the foregoing, subject to and conditioned on the Closing.

Section 1.06         Directors and Officers.  (a)  The directors of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

(b)        At the Effective Time, the Board of Directors of Fountain shall be comprised as follows, subject to and conditioned on the Closing and effective as of the Effective Time: (A) up to two persons to be selected by Trident and reasonably acceptable to Patriot and

(B) the persons serving on the Board of Directors of Patriot as of the mailing of the Trident Proxy (and, if there shall be any replacement to any of such directors prior to the Effective Time as a result of resignation, removal, death or disability, any such replacement) (the “Surviving Corporation Board Appointees”).  Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to cause the Board of Directors of Fountain to be so constituted, subject to and conditional upon the Effective Time.

(c)        At the Effective Time, the senior management of Fountain shall be comprised of the persons listed in Section 1.06(c) of the Patriot Disclosure Letter in management positions at Fountain as indicated opposite their respective names in such section (the “Management Appointees”).  Fountain shall take all action necessary to appoint such persons to the applicable positions so indicated, subject to and conditional upon the Effective Time.  If prior to the Effective Time, any Management Appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be appointed by Patriot after consulting with Trident.

Section 1.07         Effect on Capital Stock.  (a)  At the Effective Time, by virtue of the Merger and without any action on the part of Fountain, AcquisitionCo, Merger Sub, Patriot or the holders of any capital stock of Fountain, AcquisitionCo, Merger Sub or Patriot, subject to Section 1.12, each share of Patriot Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Patriot Common Stock not entitled to receive the Merger Consideration pursuant to Section 1.07(b) hereof, shall be converted into the right to receive one fully paid and nonassessable share of Fountain Common Stock.  The shares of Fountain Common Stock to be issued upon the conversion of Patriot Common Stock pursuant to this Section 1.07 and cash in lieu of fractional shares of Fountain Common Stock to be paid as contemplated by Section 1.12 are referred to collectively as the “Merger Consideration.”  As of the Effective Time, all such shares of Patriot Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any holder of a certificate representing any such shares of Patriot Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 1.10 and Section 1.13 upon surrender of such certificate, without interest.  The issuance of Fountain Common Stock in connection with the Merger is referred to as the “Fountain Stock Issuance.”

(b)        Each share of Patriot Common Stock owned by any Subsidiary of Patriot or Fountain shall remain outstanding following the Effective Time, but shall not be entitled to receive the Merger Consideration.

(c)        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.16 2/3 per share, of the Surviving Corporation.

Section 1.08         Patriot Stock Options and Equity-Based Awards.  (a)  No later than immediately before the Effective Time, Patriot and Fountain shall take such actions as may be required to provide that:

(i)    each outstanding Patriot Stock Option, whether vested or unvested, shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Patriot Stock Option immediately before the Effective Time, a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Stock Option immediately before the Effective Time at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Patriot Common Stock otherwise purchasable pursuant to such Patriot Stock Option (each Patriot Stock Option as so adjusted, an “Adjusted Stock Option”); provided, however, that such conversion shall be effected in accordance with Section 424(a) of the Code.

(ii)   each outstanding Patriot RSU, whether vested or unvested, shall be converted at the Effective Time into a restricted stock unit, subject to the same terms and conditions as were applicable under such Patriot RSU immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot RSU immediately before the Effective Time (each Patriot RSU as so adjusted, an “Adjusted RSU”);

(iii)  each outstanding Patriot Restricted Share shall be converted at the Effective Time into the right to receive a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Restricted Share immediately before the Effective Time, subject to the same terms and conditions as were applicable under such Patriot Restricted Share immediately before the Effective Time (each Patriot Restricted Share as so adjusted, an “Adjusted Restricted Share”); and

(iv)  each outstanding Patriot Other Share-Based Award, whether vested or unvested, shall be converted at the Effective Time into an award with respect to shares of Fountain Common Stock, subject to the same terms and conditions as were applicable under such Patriot Other Share-Based Award immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Other Share-Based Award immediately before the Effective Time (each Patriot Other Share-Based Award as so adjusted, an “Adjusted Other Share-Based Award”).

(b)        Patriot and Fountain shall take such actions as may be required to provide that any then-current purchase period under a Patriot Stock Purchase Plan shall continue in effect in accordance with its terms following the Effective Time; provided, that at the end of each such purchase period, with respect to an applicable participant, such participant’s accumulated payroll deduction shall be used to purchase shares of Fountain Common Stock in accordance with the terms of the applicable Patriot Stock Purchase Plan.

(c)        Fountain shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Fountain Common Stock for delivery pursuant to the terms set forth in this Section 1.08.  At or before the Effective Time, Fountain shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Adjusted Restricted Shares and the shares of Fountain Common Stock subject to Adjusted Stock Options, Adjusted RSUs and Adjusted Other Share-Based Awards and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or “blue sky” laws, for so long as such awards remain outstanding.

(d)        By approving this Agreement, (i) the Board of Directors of Fountain shall be deemed to have approved and authorized each and every amendment to any of the Fountain Benefit Plans as may be necessary or appropriate to give effect to the provisions of Section 1.08, and (ii) the Board of Directors of Patriot shall be deemed to have approved and authorized each and every amendment to any of the Patriot Benefit Plans, Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards as may be necessary or appropriate to give effect to the provisions of Section 1.08.

Section 1.09         Exchange of Certificates.  Prior to the Closing, Patriot shall select a bank or trust company reasonably acceptable to Trident as exchange agent (the “Exchange Agent”).  In connection with the foregoing, Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, shall enter into an exchange and nominee agreement with the Exchange Agent, in a form reasonably acceptable to Patriot, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 1.09 and Section 1.10.  Prior to or at the Effective Time, Fountain shall deposit with the Exchange Agent, for the benefit of the holders of shares of Patriot Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book-entry form representing the shares of Fountain Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Patriot Common Stock.  For the purposes of such deposit, Fountain shall assume that there shall not be any fractional shares of Fountain Common Stock.  Fountain shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Patriot, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.12 and cash sufficient to pay any dividends and other distributions pursuant to Section 1.13.  All evidence in book-entry form of Fountain Common Stock including cash in lieu of fractional shares of Fountain Common Stock to be paid pursuant to Section 1.12 and the amount of any dividends or other distributions payable with respect to the Patriot Common Stock pursuant to Section 1.13 are hereinafter referred to as the “Exchange Fund.”  Following the Effective Time, the Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, deliver the Fountain Common Stock to be issued pursuant to this Article I out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

Section 1.10         Exchange Procedures.  As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, Fountain shall cause the Exchange Agent to mail to any holder of record of outstanding shares of Patriot Common Stock whose shares of Patriot Common Stock were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.07(a): (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Patriot Common Stock for Merger Consideration.  Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Patriot Common Stock shall be entitled to receive in exchange therefor: (i) that number of whole shares of Fountain Common Stock (after taking into account all shares of Patriot Common Stock exchanged by such holder), which shall be in uncertificated book-entry form, that such holder has the right to receive pursuant to the provisions of this Article I, (ii) payment by cash or check in lieu of fractional shares of Fountain Common Stock which such holder is entitled to receive pursuant to Section 1.12 and (iii) any dividends or other distributions payable pursuant to Section 1.13.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable shares of Patriot Common Stock is registered, it shall be a condition to the registration thereof that the applicable shares of Patriot Common Stock to be exchanged be in proper form for transfer and that the person requesting such delivery of the applicable portion of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such shares of Patriot Common Stock or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until exchanged as contemplated by this Section 1.10, any shares of Patriot Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the applicable portion of the Merger Consideration as contemplated by this Section 1.10 and any amounts to be paid pursuant to Section 1.12 and/or Section 1.13.  No interest shall be paid or accrue on the Merger Consideration or any cash payable upon exchange of any shares of Patriot Common Stock.

Section 1.11         No Further Ownership Rights in Patriot Common Stock.  The portion of the Merger Consideration issued (and paid) and any cash paid in accordance with the terms of this Article I upon conversion of any shares of Patriot Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Patriot Common Stock.  At the Effective Time, the stock transfer books of Patriot shall be closed with respect to the shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates or book-entry shares formerly representing shares of Patriot Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

Section 1.12         No Fractional Shares.  (a)  No certificates or scrip representing fractional shares of Fountain Common Stock or book-entry credit of the same shall be issued upon the conversion of shares of Patriot Common Stock pursuant to Section 1.07(a), no dividends or other distributions of Fountain shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Fountain Common Stock.  For purposes of this Section 1.12, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(b)        Fractional shares of Fountain Common Stock that would otherwise be allocable to any former holders of shares of Patriot Common Stock in the Merger shall be aggregated, and no holder of shares of Patriot Common Stock shall receive cash equal to or greater than the value of one full share of Fountain Common Stock.  The Exchange Agent shall cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Fountain, and in no case later than 30 Business Days after the Effective Time.  The Exchange Agent shall make available the net proceeds thereof, after deducting any required brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of shares of Patriot Common Stock entitled to receive such cash.  Payment of cash in lieu of fractional shares of Fountain Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Fountain of issuing fractional shares of Fountain Common Stock and shall not represent separately bargained-for consideration.

Section 1.13         Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Fountain Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged shares of Patriot Common Stock with respect to the shares of Fountain Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.12, until, in each case, the exchange of such shares of Patriot Common Stock in accordance with this Article I.  Subject to applicable Law, following the exchange of any such shares of Patriot Common Stock, there shall be paid to the record holder of whole shares of Fountain Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Fountain Common Stock to which such holder is entitled pursuant to Section 1.12 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fountain Common Stock and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Fountain Common Stock.  In no event shall the Exchange Agent have the right to vote any shares of Fountain Common Stock held by the Exchange Agent.

Section 1.14         Withholding Rights.  Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.  Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Governmental Authority within the period required under applicable Law.

Section 1.15         Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Patriot Common Stock for 180 calendar days after the Effective Time shall be delivered to Fountain upon demand, and any holders of shares of Patriot Common Stock who have not theretofore complied with this Article I shall thereafter look only to Fountain for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Fountain Common Stock pursuant to Section 1.12 and any dividends or distributions pursuant to Section 1.13.

Section 1.16         No Liability.  None of the Parties or the Exchange Agent shall be liable to any Person in respect of any shares of Patriot Common Stock or Fountain Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRIDENT

For all purposes of this Article II, for the avoidance of doubt, Fountain and each other member of the Fountain Group shall be a Subsidiary of Trident immediately prior to the Effective Time (without giving effect to the Distribution).  Trident hereby represents and warrants to Patriot that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Trident Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Trident and publicly available prior to the date of this Agreement and after September 26, 2009, or in the Draft Form 10, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 2.01         Due Organization, Good Standing and Corporate Power.  (a)Trident is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland.  Fountain is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland.  Each Fountain Sub is a corporation or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  AcquisitionCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota.  Trident and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties, rights and Assets that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement and to carry on the Fountain Business as it is now being conducted.  Trident and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by the Fountain

Business that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement or the nature of the Fountain Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b)        Section 2.01(b) of the Trident Disclosure Letter sets forth, as of the date hereof, a list of the Fountain Subs and their respective jurisdictions of incorporation or organization.  All of the outstanding shares of capital stock of, or other equity interests in, each Fountain Sub are duly authorized, validly issued, fully paid and nonassessable and will be, as of the Separation, owned directly or indirectly by Fountain, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law.  Trident has delivered or made available to Patriot, prior to the execution of this Agreement, true and complete copies of the Trident Organizational Documents and the Fountain Organizational Documents.

Section 2.02         Authorization of Agreement.  (a)  The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective Boards of Directors and this Agreement has been approved and adopted by (i) Fountain as the sole shareholder of AcquisitionCo and (ii) AcquisitionCo as the sole shareholder of Merger Sub.  No other corporate or shareholder action on the part of Trident, Fountain, AcquisitionCo or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions, except for the (x) approval of the Distribution and any related resolutions necessary to effect the Distribution by shareholders of Trident holding a majority of the votes entitled to be cast (the “Trident Shareholder Approval”), (y) appointment by Trident, as sole shareholder of Fountain, of the Surviving Corporation Board Appointees effective as of the Effective Time, subject to and in accordance with Section 1.06(b) and (z) authorization of an increase in the share capital of Fountain such that Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), which authorization shall be undertaken prior to the Distribution pursuant to Section 3.7 of the Separation Agreement.  The Board of Directors of Trident has resolved to recommend, subject to the terms of this Agreement, that the Trident Shareholders approve the Distribution (the “Trident Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

(b)        This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub enforceable against each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.03         Capital Structure.  (a)  On the date of this Agreement, Fountain has issued and paid up share capital of CHF 60,000,000 divided into 120,000,000 registered shares of CHF 0.50 nominal value.  In addition to the issued and paid up share capital, on the date of this Agreement, there existed (i) an authorized share capital of CHF 30,000,000, divided into 60,000,000 registered shares of CHF 0.50 nominal value each, allowing Fountain’s Board of Directors to issue additional registered shares without approval of Fountain’s shareholders, (ii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with bonds, notes or similar instruments, issued or to be issued by Fountain or by direct or indirect Subsidiaries of Fountain, including convertible debt instruments and (iii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with the exercise of option rights granted to any employee of Fountain or a direct or indirect Subsidiary of Fountain, and any consultant, member of the Board of Directors of Fountain or other Person providing services to Fountain or a direct or indirect Subsidiary of Fountain.  All of the issued and outstanding shares of Fountain Common Stock are, and all such shares of Fountain Common Stock that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation Agreement shall be when issued, duly authorized and validly issued, fully paid in and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right.  After giving effect to the Distribution and immediately prior to the Effective Time, Fountain shall have the amount of issued and paid up share capital, including the number of shares, as required pursuant to Section 3.7 of the Separation Agreement.

(b)        On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Fountain Common Stock are and shall be owned, directly or indirectly, by Trident, free and clear of all Security Interests other than restrictions under the Securities Act or otherwise imposed by applicable Law.  Immediately following the Distribution, (i) there shall be outstanding a number of shares of Fountain Common Stock determined in accordance with this Agreement and the Separation Agreement, (ii) no shares of Fountain Common Stock shall be held in Fountain’s treasury or by any Fountain Sub and (iii) no bonds, debentures, notes or other indebtedness of Fountain or any Fountain Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Fountain Common Stock or the holders of capital stock of any Fountain Sub may vote shall be outstanding.

(c)        Except as contemplated by this Agreement, the Separation Agreement or the Fountain Organizational Documents, (i) there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Fountain Common Stock or other nominal interests in Fountain or any of its Subsidiaries which relate to Fountain (collectively, “Fountain Equity Interests”) pursuant to which Fountain or any of its Subsidiaries is or may become obligated to issue Fountain Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any

Fountain Equity Interests and (ii) there are no outstanding obligations of Fountain to repurchase, redeem or otherwise acquire any outstanding Fountain Equity Interests.

(d)        Except as provided by the Separation Agreement, the Tax Sharing Agreement or the Fountain Organizational Documents, there are no voting trusts or other agreements or understandings to which Fountain or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Fountain or any of its Subsidiaries.

(e)        The authorized capital stock of AcquisitionCo consists of 1,000 shares of common stock, par value $0.01 per share (the “AcquisitionCo Common Stock”).  As of the date of this Agreement, there are 100 shares of AcquisitionCo Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by Fountain.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”).  As of the date of this Agreement, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by AcquisitionCo.  Neither AcquisitionCo nor Merger Sub has outstanding any option, warrant, right or any obligation or other agreement pursuant to which any person other than AcquisitionCo or Fountain, as applicable, may acquire directly or indirectly any equity security of AcquisitionCo or Merger Sub.  Neither AcquisitionCo nor Merger Sub has conducted any business prior to the date hereof and neither has, or prior to the Effective Time will have, Assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.  AcquisitionCo and Merger Sub were formed solely for the purpose of engaging in the Transactions.

(f)        As of the Effective Time, Fountain and the Fountain Group will not have any indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include capital leases) (other than intercompany indebtedness for borrowed money solely among members of the Fountain Group) or be subject to guarantee obligations to any third parties in respect of borrowed money, in each case other than pursuant to the Financing.

Section 2.04         Consents and Approvals; No Violations.

(a)        Non-Contravention.  The execution and delivery of this Agreement by each of Trident, Fountain, AcquisitionCo and Merger Sub, the execution and delivery of the Separation Agreement by each of Trident and Fountain and the execution of each Ancillary Agreement by Trident and any of its Subsidiaries contemplated to be a party thereto does not or will not (as applicable), and the consummation of the Transactions by each of Trident, Fountain, AcquisitionCo and Merger Sub (assuming receipt of the Trident Shareholder Approval) will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement, (ii) subject to obtaining the Trident Regulatory Approvals, violate or conflict with any Laws or Orders applicable to Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement or any of their respective Assets, rights or properties or (iii) violate, conflict with or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the properties, rights or Assets of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement pursuant to any provisions of, any Permit or Contract (including the Fountain Material Contracts) to which Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b)        Statutory Approvals.  Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws, (v) the filing requirements in connection with the Merger under the MBCA and (vi) the filing and registration of the capital increase regarding the shares of Fountain Common Stock with the register of commerce in Schaffhausen, Switzerland and the issuance of the shares of Fountain Common Stock in uncertificated book-entry form (collectively, the “Trident Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Patriot in Section 3.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Trident, Fountain, AcquisitionCo or Merger Sub, the performance by each of Trident, Fountain, AcquisitionCo and Merger Sub of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE (it being understood that references in this Agreement to “obtaining” such Trident Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 2.05         Reports; Financial Information; Absence of Changes.  (a)  As of the date of this Agreement, neither Fountain nor any of its Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b)        Section 2.05(b) of the Trident Disclosure Letter sets forth the draft registration statement on Form 10 of Fountain substantially in the form that such statement would have been filed with the SEC had the Merger not been contemplated in accordance with this Agreement (the “Draft Form 10”).  As of its draft date, the sections of the Draft Form 10 entitled “Risk Factors,” “Selected Historical Combined Financial Data,” “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and, other than with respect to any information or discussion regarding the Other Transaction Agreements, “Certain Relationships and Related Party Transactions” do not, solely with respect to the Fountain Business, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)        Trident has previously made available to Patriot:

(i)    the audited combined balance sheets of the Fountain Business as of September 24, 2010 and September 30, 2011, and the related audited combined statements of income, cash flows and equity for the fiscal years ended September 25, 2009, September 24, 2010 and September 30, 2011, including the notes thereto (collectively, the “Audited Financial Statements”); and

(ii)   the unaudited interim combined balance sheet of the Fountain Business at December 24, 2010 and December 30, 2011 and the related unaudited interim combined statements of income, cash flows and equity for the three months ended December 24, 2010 and December 30, 2011 (collectively, the “Interim Financial Statements” and, together with the Subsequent Interim Financial Information and the Audited Financial Statements, the “Fountain Financial Statements”).

(d)        The Fountain Financial Statements present fairly (or, in the case of the Subsequent Interim Financial Information, will present fairly) in all material respects the financial position of the Fountain Business as of the dates thereof, and the results of operations and cash flows, changes in equity or other information included therein for the periods or as of the dates then ended, in each case except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).  The Fountain Financial Statements have been (or, in the case of the Subsequent Interim Financial Information, will be) prepared in accordance with GAAP, consistently applied throughout the periods covered (except with respect to the Interim Financial Statements and the Subsequent Interim Financial Statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(e)        (i)  Trident has established, and Trident and Fountain maintain, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), that satisfy the requirements of Rule 13a-15 under the Exchange Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.  Trident’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Trident in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Trident’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to such filings.  Trident is and has been since September 24, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Trident and its Subsidiaries.  Trident’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Fountain Financial Statements in accordance with GAAP.  Trident’s management has completed an assessment of the effectiveness of Trident’s internal control over financial reporting for the year ended September 30, 2011 that satisfies the requirements of Section 404 of the Sarbanes-Oxley Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and such assessment concluded that such controls were effective.

(ii)   Trident has disclosed, based on its most recent evaluation, to Trident’s auditors and the audit committee of the Board of Directors of Trident (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Trident’s or Fountain’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trident’s or Fountain’s internal control over financial reporting.

(iii)  Since September 24, 2010, to the Knowledge of Trident, (A) none of Trident, Fountain or any of their respective Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Trident, Fountain or any of their respective Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fountain or any Fountain Sub or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fountain or any Fountain Sub has engaged in improper accounting or auditing practices, and (B) no attorney representing Trident, Fountain or any of their respective Subsidiaries, whether or not employed by Trident, Fountain or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Fountain or any Fountain Sub or their respective officers, directors, employees or agents to the Board of Directors of Trident or Fountain or any committee thereof or to any director or officer of Trident or Fountain.

(f)        Since September 30, 2011 to the date hereof, (i) except as specifically contemplated by this Agreement or the Separation Agreement, the Fountain Business has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not occurred a Fountain Business MAE.

(g)        Except for matters included in the audited combined balance sheet included in the Audited Financial Statements of the Fountain Business as of September 30, 2011 (including the notes thereto), neither Trident nor any of its Subsidiaries have any liabilities or obligations of any nature that would be Fountain Liabilities and that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a combined balance sheet of the Fountain Business or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions, (iii) are included in the unaudited interim balance sheet included in the Interim Financial Statements of the Fountain Business (including the notes thereto) as of December 30, 2011 or (iv) would not, individually or in the aggregate, reasonably be expected to have a Fountain Business MAE.

Section 2.06         Information to be Supplied.  None of the information supplied or to be supplied by Trident, Fountain, AcquisitionCo or Merger Sub specifically for inclusion or incorporation by reference in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Trident (if any), Trident represents only that such information was prepared in good faith by management of Trident on the basis of assumptions believed by such management to be reasonable as of the time made.  The Trident Filings will comply as to form in all material respects with the requirements of the Exchange Act or Securities Act, as applicable, except that no representation or warranty is made by Trident with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Patriot for inclusion or incorporation by reference therein.

Section 2.07         Litigation.  There is no pending Action and to the Knowledge of Trident, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Trident or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  None of Trident or any of its Subsidiaries, or their respective Assets, rights or properties, is subject to any Order that would reasonably be expected to apply to the Fountain Business or to Fountain or any of its Subsidiaries (or any of their respective Assets, rights or properties) following the Closing, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.08         Compliance with Laws; Permits.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, the Fountain Business is conducted, and since September 26, 2009 has been conducted, in compliance with all applicable Laws and Orders.  Since September 26, 2009, neither Trident nor any Subsidiary of Trident has received any written notice or, to the Knowledge of Trident, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure of the Fountain Business to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  Notwithstanding anything contained in this Section 2.08(a), no representation or warranty shall be deemed to be made in this Section 2.08(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b)        As of the date hereof, Trident and its Subsidiaries are, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of the Fountain Business as such business is currently being conducted (the “Fountain Permits”), except where the failure to have any of the Fountain Permits would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  As of the date hereof, all Fountain Permits are, and as of the Fountain Distribution Date and Effective Time all Fountain Permits of Fountain and its Subsidiaries will be, valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  As of the date hereof, Trident is, and each of its Subsidiaries is, and the Fountain Business as being conducted is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each of its Subsidiaries will be, and the Fountain Business will be conducted, in compliance in all respects with the terms and requirements of such Fountain Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.  Notwithstanding anything to the contrary in this Section 2.08(b), no representation or warranty shall be deemed to be made in this Section 2.08(b) in respect of environmental matters.

Section 2.09         Contracts.  (a)  Except for this Agreement and the Other Transaction Agreements, neither Trident, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as such term would be applied to the Fountain Business as if a separate entity which was subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

(ii)   any non-competition Contract or other Contract that is related to the Fountain Business and purports to limit in any material respect either the type of business in which Trident or any of its Subsidiaries and, for the avoidance of doubt, following the Fountain Distribution Date and Effective Time, Fountain or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii)  any Contract that limits or otherwise restricts the ability of Fountain or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv)  any material partnership, joint venture or similar Contract relating to the Fountain Business;

(v)   any Contract, or series of related Contracts, under which Fountain or any Fountain Sub is or may be liable for indebtedness for borrowed money

(which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate, excluding Contracts relating to indebtedness for borrowed money owed to any member of the Trident Group that will be terminated prior to the Effective Time; or

(vi)  any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Trident or its Affiliates engaged in work related to the Fountain Business, including any Fountain Employees.

(b)        All Contracts of the type described in this Section 2.09 and any other such Contracts that may be entered into by Trident or any Subsidiary of Trident after the date hereof and prior to the Effective Time in accordance with Section 4.01 are referred to herein as “Fountain Material Contracts.”  As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all Fountain Material Contracts existing as of the date of this Agreement have been provided to Patriot.

(c)        Each Fountain Material Contract is a legal, valid and binding obligation of, and enforceable against, Trident or any Subsidiary of Trident that is a party thereto, and, to the Knowledge of Trident, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d)        Trident and each of its Subsidiaries which is a party to any Fountain Material Contract is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each Fountain Sub which is a party to any Fountain Material Contract will be, in compliance with all terms and requirements of each Fountain Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Trident or any of its Subsidiaries or Fountain or any of its Subsidiaries (as the case may be) under any such Fountain Material Contract and, to the Knowledge of Trident, no other party to any Fountain Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Fountain Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.10         Employees and Employee Benefits; Labor.  (a)  Section 2.10(a) of the Trident Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable), or employee loans, that are sponsored, maintained or contributed to by Trident or any trade or business, whether or not incorporated, that together with Trident would be deemed a single employer under Section 4001(b) of ERISA (a “Trident ERISA Affiliate”) for the benefit of any Fountain Employee (the “Fountain Benefit Plans”).

(b)        With respect to each Fountain Benefit Plan, Trident has made available to Patriot copies of each of the following documents listed on Section 2.10(a) of the Trident Disclosure Letter:  (i) the Fountain Benefit Plans (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Fountain Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)        Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, each Fountain Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and each of Trident and its Subsidiaries and any Trident ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Fountain Benefit Plans.  Each Fountain Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d)        None of the execution and delivery of this Agreement, the Distribution, the consummation of Merger nor any other transaction contemplated herein will (i) entitle any Fountain Employee to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any Fountain Employee or such former employee.

(e)        Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (i) there are no pending or, to the Knowledge of Trident, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Fountain Benefit Plans or otherwise involving any Fountain Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of Trident, threatened.

(f)        Solely with respect to the Fountain Employees: (i) neither Trident nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of such employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Trident or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of such employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Trident or any of its Subsidiaries, threatened, and neither Trident nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employees is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vii) neither Trident nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Trident and each of its Subsidiaries is in compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of such employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(g)        Neither Fountain nor any Fountain Sub is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 2.11         Title to Fountain Assets; Sufficiency of Assets.  (a)  As of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement, the Tax Sharing Agreement and the License Agreements (as defined in the Separation Agreement) the Fountain Group will have, in all material respects, good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Fountain Assets, in each case as such Fountain Assets are currently being used, free and clear of all Security Interests, other than Permitted Encumbrances.

(b)        The Assets, properties and rights of Fountain and the Fountain Subs (as applicable) as of the Effective Time, together with the licenses, services and other rights to be made available pursuant to this Agreement and the Other Transaction Agreements will be sufficient to permit Fountain and the Fountain Subs to operate the Fountain Business independent from Trident and its Subsidiaries immediately following the Effective Time (i) in all material respects in compliance with all applicable Laws and Orders and (ii) in a manner consistent in all material respects with the operation of the Fountain Business on the date hereof and immediately prior to the Effective Time.

Section 2.12         Environmental Matters.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(i)    (A) Since September 26, 2009, Trident has not received any written request for information pursuant to Environmental Law or any written notice alleging that Trident is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Trident or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii)   Trident and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws and, to the Knowledge of Trident, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent the Fountain Business from complying with applicable Environmental Laws;

(iii)  Trident and its Subsidiaries have obtained and are in compliance with, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be in possession of and will have been operated in compliance with, all permits, licenses and approvals required under Environmental Law for the conduct of the Fountain Business and the operation of the facilities of the Fountain Business as presently conducted or operated (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect and are held for the operations of the Fountain Business, and, to the Knowledge of Trident, there is no reasonable basis for any such Environmental Permits to be revoked, modified, terminated or not renewed;

(iv)  to the Knowledge of Trident, compliance of the operations of the Fountain Business with applicable Environmental Laws will not require the Fountain Business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ending September 28, 2012;

(v)   to the Knowledge of Trident, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Trident or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Trident or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Trident or any of its Subsidiaries as currently conducted;

(vi)  neither Trident nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii) to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the Fountain Business.

(b)        The representations and warranties set forth in this Section 2.12 and in Section 2.04, Section 2.05, Section 2.06, Section 2.09, Section 2.11, Section 2.13 and Section 2.16 are Trident’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 2.13         Additional Asbestos Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(a)        there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action against Trident or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b)        to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos.

Section 2.14         Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(a)        each of Fountain and its Subsidiaries has timely filed all Tax Returns that it was required to file with respect to the Fountain Business and the Fountain Assets, and such Tax Returns are complete and correct in all respects to the extent they relate to the Fountain Business or the Fountain Assets;

(b)        each of Fountain and its Subsidiaries has paid all Taxes due and payable with respect to the Fountain Business and the Fountain Assets, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable, has made adequate provision for such Taxes on the Fountain Financial Statements in accordance with GAAP;

(c)        there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Fountain or any of its Subsidiaries with respect to the Fountain Business or the Fountain Assets either within Trident’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d)        no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Fountain Business and the Fountain Assets;

(e)        neither Fountain nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Transactions) that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f)        neither Trident (with respect to the Fountain Business and the Fountain Assets) nor Fountain has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g)        at the Effective Time, Fountain will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h)        neither Trident nor Fountain has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes relating to the Fountain Business or the Fountain Assets or any written power of attorney with respect to any such Taxes;

(i)         neither Fountain nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement;

(j)         neither Fountain nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Trident or any current or former Affiliate of Trident is or was the common parent corporation) or has any potential liability for Taxes of another Person (other than Fountain or any Fountain Sub) under Treasury Regulation Section 1.1502-6; and

(k)        neither Trident nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 2.14, Section 2.10 and Section 5.10(f) are Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 2.15         Intellectual Property Related to the Fountain Business.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, to the Knowledge of Trident: (a) the Fountain Business as currently conducted by Trident and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights used in the Fountain Business and owned by Trident or its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident or its Subsidiaries exclusively own, and as of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement and the License Agreements (as defined in the Separation

Agreement), Fountain or the Fountain Subs (as applicable) will exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights relating to the Fountain Business (“Fountain Business IP”).  All applications and registrations for Fountain Business IP that are owned by Trident or its Subsidiaries are subsisting and unexpired and, to Trident’s Knowledge, valid and enforceable.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries take all reasonable steps to maintain and protect the Fountain Business IP and the security, contents and operation of their material software and systems, and to Trident’s Knowledge, there have been no material violations of same within the last two years.

Section 2.16         Insurance.  Section 2.16 of the Trident Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Trident or its Subsidiaries as of the date of this Agreement which cover the Fountain Business or its Assets, properties or personnel with respect to the operation or conduct of the Fountain Business, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Trident and/or its Subsidiaries including any self-insurance programs.  All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Trident’s judgment, reasonable for the business and Assets of the Fountain Business.  Except as would not be reasonably expected to have a Fountain Business MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Trident or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 2.17         Broker’s or Finder’s Fee.  Except for Goldman, Sachs & Co. and Lazard Frères & Co. (the fees and expenses of which will be the responsibility of Trident), neither Trident nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 2.18         Opinion of Financial Advisors.  The Board of Directors of Trident has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair from a financial point of view to Fountain.  Trident will make available to Patriot a copy of the written opinion following the execution of this Agreement for informational purposes only.

Section 2.19         Real Property.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries have, and, as of immediately prior to the Effective Time, Fountain or the Fountain Subs (as applicable) will have, good, valid and marketable title to or a valid leasehold interest in all of the Fountain Real Property and other real property that is included in the Fountain Assets free and clear of all Security Interests other than Permitted Encumbrances.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as of immediately prior to the Effective Time, with respect to all real property leases, subleases, licenses, easement, rights-of-way, servitudes and similar agreements that are included in the Fountain Assets, in each case, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there exists no default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party, (iii) no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interests other than Permitted Encumbrances.

Section 2.20         Unlawful Payments.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(i)    neither Fountain nor any Fountain Sub, nor any Affiliate of Fountain or any Fountain Sub, nor any other Person acting for or on behalf of Fountain or any Fountain Sub:

(1)       has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2)       has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii)   There have been no false or fictitious entries made in the books or records of Fountain or any Fountain Sub relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Fountain nor any Fountain Sub has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b)        For the avoidance of doubt, any reference to “other thing of value” in this Section 2.20 includes meals, entertainment, travel and lodging.

Section 2.21         No Other Representations or Warranties.  TRIDENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE TRIDENT GROUP) ACKNOWLEDGES THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET

FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY PATRIOT TO TRIDENT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO TRIDENT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF PATRIOT AND ITS SUBSIDIARIES OR (B) THE FUTURE BUSINESS AND OPERATIONS OF PATRIOT AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PATRIOT

Patriot hereby represents and warrants to Trident that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Patriot Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Patriot and publicly available prior to the date of this Agreement and after January 1, 2010, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 3.01         Due Organization, Good Standing and Corporate Power.  (a)  Patriot is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties, rights and Assets and to carry on its business as it is now being conducted.  Patriot and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b)        Section 3.01(b) of the Patriot Disclosure Letter sets forth, as of the date hereof, a list of the Patriot Subsidiaries and their respective jurisdictions of incorporation or organization.  All of the outstanding shares of capital stock of, or other equity interests in, each such Patriot Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Patriot, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law.  Patriot has delivered or made available to Trident, prior to the execution of this Agreement, true and complete copies of the Patriot Organizational Documents.

Section 3.02         Authorization of Agreement.  (a)  The execution, delivery and performance by Patriot of this Agreement and the Other Transaction Agreements to which it is a party, and the consummation by Patriot of the Transactions, have been duly authorized and approved by its Board of Directors, and, except as described in Section 3.07, no other corporate or shareholder action on the part of Patriot is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions.

(b)        This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which it is a party, when executed, shall be, duly executed and delivered by Patriot, and to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of Patriot, enforceable against it in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03         Capitalization.  (a)  As of the date of this Agreement, the authorized capital stock of Patriot consists of an aggregate of 250,000,000 shares, of which no more than 15,000,000 may be shares of preferred stock (the “Patriot Preferred Stock”) and of which 2,500,000 shares have been designated as “Series A Junior Participating Preferred Stock” (the “Patriot Series A Preferred Stock”) and have been reserved for issuance upon the exercise of the rights (the “Rights”) distributed to holders of Patriot Common Stock pursuant to the Rights Agreement, dated as of December 10, 2004, between Patriot and Wells Fargo Bank, N.A. (the “Rights Agreement”).  As of March 22, 2012, (i) 98,850,575 shares of Patriot Common Stock were issued and outstanding (including 89,760 Patriot Restricted Shares) together with an equal number of corresponding Rights, (ii) 8,402,415 shares of Patriot Common Stock were reserved for issuance upon the exercise of outstanding Patriot Stock Options, (iii) 1,147,098 shares of Patriot Common Stock were reserved for issuance upon the settlement of outstanding Patriot RSUs and Patriot Other Share-Based Awards and (iv) no shares of Patriot Preferred Stock were issued and outstanding.  All issued and outstanding shares of Patriot Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right and all shares of Patriot Common Stock reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right.  No shares of Patriot Common Stock are held by any Subsidiary of Patriot.  There are no outstanding bonds, debentures, notes or other indebtedness of Patriot or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Patriot Common Stock or the holders of capital stock of any of Patriot’s Subsidiaries may vote.

(b)        Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Patriot Common Stock or any capital stock equivalent (including shares of Patriot Restricted Shares) or other nominal interest in Patriot or any of its Subsidiaries (collectively, “Patriot Equity Interests”) pursuant to which Patriot or any of its Subsidiaries is or may become obligated to issue Patriot Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Patriot Equity Interests.  There are no outstanding obligations of Patriot to repurchase, redeem or otherwise acquire any outstanding Patriot Equity Interests.

(c)        There are no voting trusts or other agreements or understandings to which Patriot or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Patriot or any of its Subsidiaries.

Section 3.04         Consents and Approvals; No Violations.

(a)        Non-Contravention.  The execution and delivery of this Agreement and the Separation Agreement by Patriot does not, and the consummation of the Transactions by Patriot will not (with or without notice or lapse of time or both), subject to obtaining the Patriot Shareholder Approval and the Patriot Regulatory Approvals, (i) violate or conflict with any provision of the Organizational Documents of Patriot or any of its Subsidiaries, (ii) violate or conflict with any Laws or Orders applicable to Patriot or its Subsidiaries or any of their respective Assets, rights or properties or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the material properties, rights or Assets of Patriot or any of its Subsidiaries pursuant to any provisions of, any Permit or Contract to which Patriot or any of its Subsidiaries is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b)        Statutory Approvals.  Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws and (v) the filing requirements in connection with the Merger under the MBCA (collectively, the “Patriot Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Trident in Section 2.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Patriot, the performance by Patriot of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE (it being understood that references in this Agreement to “obtaining” such Patriot Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 3.05         Patriot SEC Filings; Financial Statements; Absence of Changes.  (a)  Patriot has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 (the “Patriot SEC Filings”).  The Patriot SEC Filings when filed or furnished with or to the SEC (or, if amended or supplemented, then as of the time of its most recent amendment or supplement (as applicable)) (i) complied or will comply, as applicable, in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not or will not, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Patriot is subject to the periodic reporting requirements of the Exchange Act.

(b)        (i)  Patriot has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act.  Patriot’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Patriot in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Patriot’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such filings.  Patriot is and has been since December 31, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Patriot and its Subsidiaries.  Neither Patriot nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.  Patriot’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Patriot’s management has completed an assessment of the effectiveness of Patriot’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(ii)   Patriot has disclosed, based on its most recent evaluation, to Patriot’s auditors and the audit committee of the Board of Directors of Patriot (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Patriot’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Patriot’s internal control over financial reporting.

(iii)  Since December 31, 2010, to the Knowledge of Patriot, (A) neither Patriot nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Patriot or any of its Subsidiaries, has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Patriot or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patriot or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (B) no attorney representing Patriot or any of its Subsidiaries, whether or not employed by Patriot or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Patriot or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors or Patriot or any committee thereof or to any director or officer of Patriot.

(c)        Each of the consolidated financial statements of Patriot (including, in each case, any notes thereto) contained in the Patriot SEC Filings was prepared in accordance with GAAP consistently applied throughout the periods covered (except with respect to unaudited interim financial statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act), and each presented fairly in all material respects the consolidated financial position and results of operations of Patriot and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(d)        Except for matters included in the consolidated balance sheet of Patriot as of the end of the fiscal year ended on December 31, 2011, including the notes thereto, neither Patriot nor any of its Subsidiaries have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be included in a consolidated balance sheet of Patriot and its consolidated Subsidiaries or in the notes thereto, except for liabilities and obligations that (i) were incurred since December 31, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have a Patriot MAE.

(e)        Since December 31, 2011 to the date hereof, (i) there has not occurred a Patriot MAE and (ii) Patriot has conducted its businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.06         Information to be Supplied.  None of the information supplied or to be supplied by Patriot specifically for inclusion in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Patriot (if any), Patriot represents only that such information was prepared in good faith by management of Patriot on the basis of assumptions believed by such management to be reasonable as of the time made.  The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Patriot with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Trident or Fountain for inclusion or incorporation by reference therein.

Section 3.07         Voting Requirements; Approval; Board Approval.  The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Patriot Common Stock is the only vote of any class or series of Patriot’s capital stock necessary to approve this Agreement, the Other Transaction Agreements to which it is a party and the applicable Transactions (the “Patriot Shareholder Approval”).  For the avoidance of doubt, the Board of Directors of Patriot has taken all requisite action to ensure that the requisite shareholders vote to approve the Merger has been decreased from two-thirds of the voting power of the outstanding shares of Patriot Common Stock to a majority.  The Board of Directors of Patriot has resolved to recommend, subject to the terms of this Agreement, that the Patriot Shareholders approve this Agreement, the Other Transaction Agreements and the Transactions (the “Patriot Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

Section 3.08         Litigation.  There is no pending Action and to the Knowledge of Patriot, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Patriot or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE.  None of Patriot or any of its Subsidiaries, or their respective Assets, rights and properties, is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.09         Compliance with Laws; Permits.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, the businesses of each of Patriot and its Subsidiaries is being conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders.  Since January 1, 2010, neither Patriot nor any Subsidiary of Patriot has received any written notice or, to the Knowledge of Patriot, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.  Notwithstanding anything contained in this Section 3.09(a), no representation or warranty shall be deemed to be made in this Section 3.09(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b)                       Patriot and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of its respective business as such business is currently being conducted (the “Patriot Permits”), except where the failure to have any of the Patriot Permits would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.  All Patriot Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.  Patriot is, and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Patriot Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.  Notwithstanding anything to the contrary in this Section 3.09(b), no representation or warranty shall be deemed to be made in this Section 3.09(b) in respect of environmental matters

Section 3.10                            Contracts.  (a)  Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 3.10(a) of the Patriot Disclosure Letter, neither Patriot, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i)             any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)          any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which Patriot or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii)       any Contract that limits or otherwise restricts the ability of Patriot or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv)      any material partnership, joint venture or similar Contract;

(v)         any Contract, or a series of related Contracts, under which Patriot or any of its Subsidiaries is liable for indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate; or

(vi)      any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Patriot or its Affiliates.

(b)                       All Contracts of the type described in Section 3.10(a) and any other such Contracts that may be entered into by Patriot or any Subsidiary of Patriot after the date hereof and prior to the Effective Time in accordance with Section 4.02 are referred to herein as “Patriot Material Contracts”).  As of the date of this Agreement, complete and correct copies

(including all material amendments, modifications, extensions or renewals with respect thereto) of all Patriot Material Contracts existing as of the date of the Agreement have been provided to Trident.

(c)                        Each Patriot Material Contract is a legal, valid and binding obligation of, and enforceable against, Patriot or any Subsidiary of Patriot that is a party thereto, and, to the Knowledge of Patriot, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d)                       Patriot and each of its Subsidiaries which is a party to any Patriot Material Contract is in compliance with all terms and requirements of each Patriot Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Patriot or any of its Subsidiaries under any such Patriot Material Contract, and, to the Knowledge of Patriot, no other party to any Patriot Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Patriot Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.11                            Employees and Employee Benefits; Labor.  (a)  Section 3.11(a) of the Patriot Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable) that are sponsored, maintained or contributed to by Patriot or any trade or business, whether or not incorporated, that together with Patriot would be deemed a single employer under Section 4001(b) of ERISA (a “Patriot ERISA Affiliate”) for the benefit of current or former employees or directors of Patriot or any of its Subsidiaries (the “Patriot Benefit Plans”).

(b)                       With respect to each Patriot Benefit Plan, Patriot has made available to Trident copies of each of the following documents listed on Section 3.11(a) of the Patriot Disclosure Letter: (i) the Patriot Benefit Plan (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Patriot Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, each Patriot Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and Patriot and each of its Subsidiaries and any Patriot ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Patriot Benefit Plans.  Each Patriot Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d)                       None of the execution and delivery of this Agreement, the consummation of the Merger nor any other transaction contemplated herein will (i) entitle any current or former employee or director of Patriot or any of its Subsidiaries to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any such current or former employee or director.

(e)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (i) there are no pending or, to the Knowledge of Patriot, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Patriot Benefit Plans or otherwise involving any Patriot Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies is pending, or to the Knowledge of Patriot, threatened.

(f)                         Except as set forth in Section 3.11(f) of the Patriot Disclosure Letter:  (i) neither Patriot nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Patriot or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of the employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, and neither Patriot nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create a Patriot MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employee is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Patriot MAE, (vii) neither Patriot nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Patriot and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(g)                        Neither Patriot nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 3.12                            Title to Assets.  Patriot and its Subsidiaries have, in all material respects, good and valid title to, or valid leasehold interests in or valid right to use, all of their Assets, in each case as such Assets are currently being used, free and clear of all Security Interests, except for Permitted Encumbrances.

Section 3.13                            Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i)             (A) Since January 1, 2010, Patriot has not received any written request for information pursuant to Environmental Law or any written notice alleging that Patriot is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Patriot or any of its Subsidiaries under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii)          Patriot and its Subsidiaries are in compliance with all, and have not violated any applicable Environmental Laws and, to the Knowledge of Patriot, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent Patriot’s businesses from complying with applicable Environmental Laws;

(iii)       Patriot and its Subsidiaries have obtained and are in compliance with all permits, licenses and approvals required under Environmental Law for the conduct of their businesses and the operation of their facilities as presently conducted or operated (“Patriot Environmental Permits”), all such Patriot Environmental Permits are valid and in full force and effect, and, to the Knowledge of Patriot, there is no reasonable basis for any such Patriot Environmental Permits to be revoked, modified, terminated or not renewed;

(iv)      to the Knowledge of Patriot, compliance of the operations of its business with applicable Environmental Laws will not require Patriot’s business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ended December 31, 2011;

(v)         to the Knowledge of Patriot, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Patriot or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Patriot or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Patriot or any of its Subsidiaries as currently conducted;

(vi)      neither Patriot nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii)   to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect Patriot’s business.

The representations and warranties set forth in this Section 3.13 and in Section 3.04, Section 3.05, Section 3.06, Section 3.10, Section 3.12, Section 3.14 and Section 3.17 are Patriot’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 3.14                            Additional Asbestos Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, as it relates to Patriot:

(a)                       there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action against Patriot or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b)                       to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos that could reasonably be expected to adversely affect Patriot.

Section 3.15                            Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(a)                       each of Patriot and its Subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns are complete and correct in all respects;

(b)                       each of Patriot and its Subsidiaries has paid all Taxes due and payable, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable , has made adequate provision for such Taxes on the consolidated financial statements of Patriot contained in the Patriot SEC Filings in accordance with GAAP;

(c)                        there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Patriot or any of its Subsidiaries either within Patriot’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d)                       no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the assets of Patriot or any of its Subsidiaries;

(e)                        neither Patriot nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f)                         neither Patriot nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g)                        at the Effective Time, Patriot will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h)                       neither Patriot nor any of its Subsidiaries has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes or any written power of attorney with respect to any such Taxes;

(i)                           neither Patriot nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement;

(j)                          neither Patriot nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Patriot is the common parent corporation) or has any potential liability for Taxes of another Person (other than Patriot or any Patriot Subsidiary) under Treasury Regulation Section 1.1502-6; and

(k)                       neither Patriot nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 3.15, Section 3.11 and Section 5.10(f) are Patriot’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 3.16                            Intellectual Property Rights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, to the Knowledge of Patriot:

(a) the business of Patriot and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights owned by Patriot or any of its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights (“Patriot IP”).  All applications and registrations for Patriot IP that are owned by Patriot and its Subsidiaries are subsisting and unexpired and, to the Knowledge of Patriot, valid and enforceable.  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot and its Subsidiaries take all reasonable steps to maintain and protect the Patriot IP and the security, contents and operation of their material software and systems, and to the Knowledge of Patriot, there have been no material violations of same within the last two years.

Section 3.17                            Insurance.  Section 3.17 of the Patriot Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Patriot or its Subsidiaries as of the date of this Agreement, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Patriot and/or its Subsidiaries including any self-insurance programs.  All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Patriot’s judgment, reasonable for the business and Assets of Patriot and its Subsidiaries.  Except as would not reasonably be expected to have a Patriot MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Patriot or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.18                            Broker’s or Finder’s Fee.  Except for Deutsche Bank Securities, Inc. and Greenhill & Co. (the fees and expenses of which will be the responsibility of Patriot), neither Patriot nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 3.19                            Opinion of Financial Advisors.  The Board of Directors of Patriot has received the opinion of Deutsche Bank Securities, Inc., dated as of the date hereof, and of Greenhill & Co., dated as of the date hereof, in each case substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the one-to-one conversion ratio of Patriot Common Stock into Fountain Common Stock (resulting in a pro forma ownership of Fountain as determined in accordance with the terms of this Agreement and the Separation Agreement) is fair to Patriot’s shareholders from a financial point of view.

Section 3.20                            Real Property.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot has good, valid and marketable title to or a valid leasehold interest in all of the real property that is material to the businesses of each of Patriot and its Subsidiaries, free and clear of all Security Interests other than Permitted Encumbrances.

(b)                       Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, with respect to the rights in real property leases, subleases, licenses, easements, rights-of-way, servitudes and similar agreements that are material to the businesses of each of Patriot and its Subsidiaries, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interest other than Permitted Encumbrances.

Section 3.21                            Takeover Statutes.  Other than Section 302A.673 of the MBCA, no “fair price,” moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar antitakeover statute or regulation enacted under Minnesota law, or, to the Knowledge of Patriot, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.  The action of the Board of Directors of Patriot and the Business Combination Act Committee of the Board of Directors of Patriot in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 302A.673 of the MBCA) as set forth in Section 302A.673 of the MBCA, and the Board of Directors of Patriot has taken all requisite action to ensure that the provisions of Article VIII of the Articles of Incorporation of Patriot are not applicable to the Transactions.

Section 3.22                            Rights Plan.  Patriot has amended the Rights Agreement so that none of the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) cause the Rights to become exercisable, (ii) cause Trident, Fountain or any of their respective Affiliates or Associates (as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Fountain Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement).  Patriot has made available to Trident a complete and correct copy of such amendment duly executed by each of the parties thereto.

Section 3.23                            Unlawful Payments.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i)             neither Patriot nor any of its Subsidiaries, nor any Affiliate of Patriot or any of its Subsidiaries, nor any other Person acting for or on behalf of Patriot or any of its Subsidiaries:

(1)                                 has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2)                                 has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii)          There have been no false or fictitious entries made in the books or records of Patriot or any of its Subsidiaries relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Patriot nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b)                       For the avoidance of doubt, any reference to “other thing of value” in this Section 3.23 includes meals, entertainment, travel and lodging.

Section 3.24                            No Other Representations or Warranties.  PATRIOT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PATRIOT GROUP) ACKNOWLEDGES THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY TRIDENT TO PATRIOT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO PATRIOT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF FOUNTAIN AND ITS SUBSIDIARIES OR THE FOUNTAIN BUSINESS OR (B) THE FUTURE BUSINESS AND OPERATIONS OF FOUNTAIN AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

INTERIM OPERATING COVENANTS

Section 4.01                            Conduct of Fountain Business Pending the Closing.  (a)  Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), except as required by Law, as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.01 of the Trident Disclosure Letter, Trident covenants and agrees that, with respect to its and its Subsidiaries’ operation of the

Fountain Business, Trident and each of its Subsidiaries shall (x) conduct the Fountain Business only in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Fountain Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties that would be Fountain Assets as of 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, to preserve their relationships with Governmental Authorities, key Fountain Employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Fountain Permits of all Governmental Authorities applicable to them or the Fountain Business; provided, however, that no action by Trident or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision and (y) take those actions set forth in Section 4.01(a) of the Trident Disclosure Letter.

(b)                       Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.01(b) of the Trident Disclosure Letter, Trident:

(i)                                     shall not permit Fountain or any Fountain Sub to (x) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends payable by any Fountain Sub to Fountain or another Fountain Sub) or (y) enter into any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Fountain Equity Interests or Fountain Common Stock;

(ii)                                  shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any Fountain Equity Interests or Fountain Common Stock or any of the capital stock of any Fountain Sub or issue or authorize or propose the issuance of any Fountain Common Stock or any Fountain Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Fountain or any Fountain Sub;

(iii)                               shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any Assets that are (or would otherwise be) Fountain Assets, including the capital stock of any Subsidiaries, except (A) transfers among Fountain and the Fountain Subs, (B) transfers among the Fountain Subs, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.01(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv)                              except as made in connection with any transaction solely between Fountain and any Fountain Sub or between any Fountain Subs and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets that are (or would otherwise be) Fountain Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v)                                 shall not permit Fountain or any Fountain Sub to redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice, (B) Liabilities that would be repaid or otherwise extinguished prior to the Effective Time and (C) Indebtedness pursuant to the Financing;

(vi)                              shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fountain or the Fountain Subs, or enter into a letter of intent or agreement in principle with respect thereto;

(vii)                           shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Fountain, Patriot or any successor thereto or acquire or own, directly or indirectly, any Patriot Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, in each case with respect to the Fountain Assets or the Fountain Business except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.01(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Fountain or any Fountain Sub for any period or portion thereof beginning on or after the Closing Date;

(viii)                        shall not permit Fountain or any Fountain Sub to materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix)                              shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Fountain Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Fountain Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Trident Group employees in the relevant jurisdictions (including salary increases approved by Trident prior to the date of this Agreement which will become effective April 1, 2012), (B) in connection with the adoption or amendment of Fountain Benefit Plans (or other practices) that are applicable generally to Trident Group employees in the relevant jurisdictions, (C) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Fountain Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Trident or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (D) as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(x)                                 except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Fountain Material Contracts or enter into any Contract that if in effect on the date hereof would be a Fountain Material Contract; provided, however, that Trident and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.01(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Fountain or the Fountain Subs pursuant to this Section 4.01;

(xi)                              shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to transfer the employment of any individual to or from Fountain or its Subsidiaries (including transfers to or from any member of the Trident Group) or otherwise materially change the job functions of any individual employed by the Trident Group or Fountain so as to either (A) cause any such individual to cease to be considered a Fountain Employee or (B) cause any individual who would not otherwise be considered a Fountain Employee to be considered a Fountain Employee, except, in each case, as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(xii)                           shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of the Fountain Businesses (it being understood that any settlements are governed by the provisions of Section 4.01(b)(xiii)), except (A) as required by Law to obtain or renew Fountain Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xiii)                        shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any legal proceedings (other than any proceeding related to Taxes) that (x) would be a Fountain Liability or (y) would restrict the operation of the Fountain Business, in each case other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period and that will be paid in full by Trident, Fountain or a member of the Fountain Group prior to 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, and only involve monetary damages or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiv)                       shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels with respect to the Fountain Assets as are in effect on the date hereof;

(xv)                          (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Fountain or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any Assets of the Fountain Business and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending September 28, 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date hereof;

(xvi)                       shall not, and shall not permit any of Fountain or the Fountain Subs to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly required by this Agreement;

(xvii)                    shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xviii)                 shall not permit AcquisitionCo or Merger Sub to conduct any activities other than in connection with the organization of AcquisitionCo or Merger Sub, as the case may be, the negotiation and execution of this Agreement and the Other Transaction Agreements and the consummation of the Transactions; and

(xix)                       shall not, and shall not permit any of its Subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 4.02                            Conduct of Patriot Pending the Closing.  (a)  Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as required by Law, as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.02 of the Patriot Disclosure Letter, Patriot covenants and agrees that each of Patriot and each of its Subsidiaries shall conduct its operations in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Patriot Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties of Patriot, to preserve their relationships with Governmental Authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Patriot Permits of all Governmental Authorities applicable to them; provided, however, that no action by Patriot or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.02(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                       Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.02 of the Patriot Disclosure Letter, Patriot:

(i)                                     shall not, and shall not permit any of its Subsidiaries to (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) quarterly cash dividends not to exceed the amounts set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice and (2) dividends payable by a wholly-owned Subsidiary of Patriot to Patriot or another wholly-owned Subsidiary of Patriot or (B) enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Patriot Equity Interests (other than in connection with Patriot’s dividend reinvestment plan);

(ii)                                  shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any of the Patriot Common Stock or any other Patriot Equity Interest or issue or authorize or propose the issuance of any shares of Patriot Common Stock or any Patriot Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Patriot or any of its Subsidiaries, other than in connection with the exercise of currently outstanding stock options and equity awards under existing Patriot Benefit Plans or other grants of stock options and equity awards under existing Patriot Benefit Plans made in the ordinary course consistent with past practice; provided that the amount, timing of vesting, settlement and payment of such new equity awards shall not be accelerated or affected by the transactions contemplated by this Agreement (including the Merger;

(iii)                               shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets, including the capital stock of any Subsidiaries, except (A) transfers among Patriot and its wholly-owned Subsidiaries, (B) transfers among Patriot’s wholly-owned Subsidiaries, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.02(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practice, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv)                              except as made in connection with any transaction solely between Patriot and any of its Subsidiaries or between any of Patriot’s Subsidiaries and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v)                                 shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice and (B) Indebtedness incurred to refinance any existing Indebtedness; provided, that notwithstanding the foregoing, no Indebtedness shall be repaid, incurred or refinanced to the extent any such action would, or would reasonably be expected to, cause (i) Patriot not to have an Investment Grade Rating (as defined in the 2007 Note Purchase Agreement) or (ii) the Notes not to be rated Investment Grade by any Rating Agency (each as defined in the 2011 Indenture).

(vi)                              shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Patriot or the Patriot Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(vii)                           shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Patriot, Fountain or any successor thereto or acquire or own, directly or indirectly, any Trident Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.02(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Patriot or any of its Subsidiaries for any period or portion thereof beginning on or after the Closing Date;

(viii)                        shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix)                              shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Patriot Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity-based compensation of any of its directors, officers or employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Patriot directors, officers or employees in the relevant jurisdictions, (B) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Patriot Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Patriot or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (C) as otherwise approved in writing by Trident’s Vice President of Human Resources;

(x)                                 except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Patriot Material Contracts or enter into any Contract that if in effect on the date hereof would be a Patriot Material Contract; provided, however, that Patriot and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.02(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Patriot or any of its Subsidiaries pursuant to this Section 4.02;

(xi)          shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of their businesses (it being understood that any settlements are governed by the provisions of Section 4.02(b)(xii)), except (A) as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xii)         shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiii)                        shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels as are in effect on the date hereof;

(xiv)                       (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Patriot or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any of Patriot’s or its Subsidiaries’ Assets and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date hereof;

(xv)                          shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly contemplated by this Agreement;

(xvi)                       shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; and

(xvii)                    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE V

COVENANTS

Section 5.01         Efforts to Close; Antitrust Clearance.  (a)  Trident and Patriot each shall (x) file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement), (y) file in Brazil in compliance with Law 8884 of 1994 as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement) and (z) make appropriate filings with foreign regulatory authorities, including foreign regulatory authorities in the jurisdictions set forth on Section 6.01(f) of the Patriot Disclosure Letter, in accordance with applicable Antitrust Laws other than the HSR Act with respect to the Transactions as promptly as practicable.  Without limitation of Section 5.01(b) through Section 5.01(e) below, Trident and Patriot each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and to obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any Governmental Authority that are necessary or advisable under or in respect of any other Antitrust Law in order to consummate the Merger and the Transactions.  Trident and Patriot shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply as promptly as practicable any additional information which reasonably may be required by the FTC or the DOJ or any other applicable Governmental Authority in connection therewith.

(b)        Each of Trident and Patriot shall use reasonable best efforts to file, as promptly as practicable after the date of this Agreement, necessary joint applications and all other applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals.  Each of Trident and Patriot shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction which the Parties may reasonably deem appropriate and (iii) keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Trident or Patriot, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions.  The Parties shall jointly coordinate the overall development of the positions taken and the regulatory action requested in such filings.  In connection with any material communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the Transactions, or any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals, and without limiting the generality of the foregoing, the Parties will use reasonable best efforts to: (i) inform the other in advance of any such communication, meeting or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda and other aspects of any of the foregoing; (ii) consult and cooperate with one another and permit the other Party or its counsel to review in advance any proposed written communication by such Party to any Governmental Authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other regulatory Laws in connection with the Transactions; (iii) to the extent permitted by the applicable Governmental Authority, arrange for Representatives of the other Party (to the extent requested by the other Party) to participate in any such communications, meetings or other contacts; (iv) promptly notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing; and (v) promptly provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing.

(c)        Each of Trident and Patriot shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.  Trident and Fountain agree and acknowledge that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.01), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or Trident or their respective Affiliates to consummate the Transactions, Trident and Fountain (1) shall not, without Patriot’s prior written consent, (w) sell, divest or dispose of any Assets of Fountain, (x) license any Fountain Business IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of the Fountain Business, or any license of Fountain Business IP, or (z) take any other action or commit to take any action that would limit Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights and (2) subject to Section 5.01(e), agree to take any action contemplated by clause (1) above if requested in writing by Patriot; provided, that Fountain shall not be obligated to take any action the effectiveness of which is not conditioned on the Closing occurring.  Patriot further agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.02), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or its Affiliates to consummate the Transactions, Patriot shall not, without Trident’s prior written consent, (w) sell, divest or dispose of any Assets of Patriot, (x) license any Patriot IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of Patriot, or any license of Patriot IP, or (z) take any other action or commit to take any action that would limit Trident’s, Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

(d)        Subject to the conditions and upon the terms of this Agreement and, where applicable, the Separation Agreement, each of Trident and Patriot shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions, including, for the avoidance of doubt, using reasonable best efforts to complete the Separation and Distribution on the terms and conditions set forth in the Separation Agreement.  Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (i) reasonably cooperate with the other Party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such Party in connection with the Transactions, (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Authorities and parties to any material Contractual obligation required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, including the Trident Regulatory Approvals and the Patriot Regulatory Approvals (provided, that other than (x) in connection with the Regulatory Approvals and (y) fees and disbursements of outside counsel and any other advisors, no Party shall be required to make any payment, commit to any third party on behalf of itself or any of its Subsidiaries to assume any material obligations or offer or grant any material concession to obtain any such approval, consent, ratification, permission or waiver of authorization) and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions; provided, that notwithstanding anything herein to the contrary, the Parties shall not be obligated to agree to accept any term or condition to the extent that the effectiveness or consummation of such term or condition would be required prior to the Merger or the Closing.

(e)        Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require Trident, any Trident Subsidiary, Patriot or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval that includes terms or conditions, if the terms and conditions of or to the Regulatory Approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

Section 5.02         Public Announcements.  Trident and Patriot agree that, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement, except in connection with a Patriot Change of Recommendation or Trident Change of Recommendation in accordance with Section 5.07 or Section 5.08, as applicable (or as otherwise expressly permitted by such Sections), no release or announcement concerning this Agreement, the Other Transaction Agreements or the Transactions shall be issued by Patriot or Trident without the prior written consent of Trident or Patriot, respectively (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the regulations of any applicable securities exchange, in which case the Party proposing to issue such release or make such announcement shall use reasonable best efforts to consult in good faith with the other Party before issuing such release or making any such announcement; provided, that Trident may issue any such release or announcement without prior Patriot consent or review to the extent such release or announcement relates to either the Athens Separation or both the Athens Separation and the Separation generally, and, in the latter case, does not include any information concerning this Agreement, the Other Transaction Agreements or the Transaction that has not previously been disclosed to the public generally and not otherwise in violation of this Section 5.02.

Section 5.03         Interim Financial Information; Trident Balance Sheet; Financing.  (a)  Trident shall, prior to the Effective Time, deliver to Patriot, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for the Fountain Business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for the Fountain Business.  Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the Fountain Financial Statements, except as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act for unaudited interim financial statements (the “Subsequent Interim Financial Information”).

(b)        Trident shall promptly, and in any event within 90 days of the date of this Agreement, prepare and deliver to Patriot an unaudited combined balance sheet as of September 30, 2011 of the Trident Group, prepared to give pro forma effect to the Separation and the Distribution (but not, for the avoidance of doubt, the Athens Separation and the ADT Distribution (as defined in the Separation Agreement)) and based on the principles set forth in Section 5.03(b) of the Trident Disclosure Letter.

(c)        Each of Patriot, Trident and Fountain agrees to cooperate in good faith in order to obtain, from one or more third party financing sources, indebtedness to be (x) incurred by Fountain and/or the Fountain Subs or (y) if mutually agreed by the Parties, incurred by Trident and contributed to Fountain and/or the Fountain Subs at or prior to the Closing (a “Trident Financing”), in each case in a principal amount equal to $500 million; provided, that none of Fountain, the Fountain Subs or Trident shall be required to (absent, in the case of Fountain and/or the Fountain Subs, Trident’s prior consent) incur any such indebtedness unless the incurrence thereof is concurrent with and subject to the Closing.  Patriot shall be entitled to negotiate and, subject to the proviso in the foregoing sentence, determine the terms of any such indebtedness in its sole discretion, including any related credit agreements and similar documents related thereto, and in connection therewith, each of Trident and Fountain shall, subject to Section 5.03(d) and the proviso in the foregoing sentence, enter into all necessary or appropriate arrangements and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable with respect thereto, in each case as may be reasonably requested by Patriot.  Patriot shall provide to Trident and Fountain copies of all agreements relating to any such indebtedness and keep Trident and Fountain reasonably informed of all material developments in respect thereof.  Each of Trident, Fountain and Patriot agree to allow the other’s accounting representatives a reasonable opportunity to review any financial statements required in connection therewith and to allow such representatives reasonable access to the records of Fountain, the Fountain Subs and each other Subsidiary of Trident, as appropriate, and of Patriot and each of its Subsidiaries, as appropriate, in connection therewith.  Each Party shall use its reasonable best efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any such indebtedness.  Notwithstanding anything to the contrary in this Section 5.03(b), Trident’s cooperation shall not include any requirement or obligation of Trident or any of its Subsidiaries (other than Fountain and the Fountain Subs), and Patriot’s cooperation shall not include any requirement or obligation of Patriot or any of its Subsidiaries, in each case, to pay any consideration, extend any credit, guaranty any performance, payment or other obligation, incur any financial obligation, offer or grant any financial accommodation or other benefit, release any claim or incur any other liability whatsoever (in each case other than fees and disbursements of outside counsel and any other advisors), except, (1)  in the case of Patriot, for any such action the effectiveness of which is expressly conditioned upon the occurrence of the Closing and (2) in the case of a Trident Financing, for any such requirement and/or obligation that is incurred at the time such Trident Financing is consummated and that is released upon contribution of such indebtedness to Fountain.

(d)        If, following the Parties’ compliance with the provisions of Section 5.03(b), Patriot is unable to obtain prior to the Closing third party indebtedness to be incurred by Fountain and/or the Fountain Subs on Acceptable Terms, then, immediately prior to the Distribution, at Trident’s discretion, either (i) Fountain or a Fountain Sub shall issue to Trident or a Subsidiary of Trident, as directed by Trident, the Bridge Note or (ii) Trident and Fountain shall modify existing intercompany indebtedness of members of the Fountain Group owed to members of the Trident Group, as selected by Trident and approved by Patriot (such approval not to be unreasonably withheld, delayed or conditioned) to provide that (x) such intercompany indebtedness shall be in a principal amount equal to $500 million and shall otherwise be on terms consistent with the terms of the Bridge Note and (y) notwithstanding any provisions of the Separation Agreement to the contrary, such indebtedness shall survive the Closing.

(e)        For purposes of this Section 5.03:

(i)    “Acceptable Terms” means terms no less favorable to Fountain and the Fountain Subs (including Patriot and its Subsidiaries) than those set forth in Section 5.03(e)(i) of the Patriot Disclosure Letter; provided, that Patriot may, in its sole discretion, elect to accept any less favorable terms but it shall be under no obligation to do so.

(ii)   “Bridge Note” means a bridge note on the terms set forth in Section 5.03(e)(ii) of the Patriot Disclosure Letter.

Section 5.04         Access.  From the date hereof to the earlier of the Effective Time or the Termination Date, to the extent permitted by Law, each of Trident and Patriot shall allow all designated Representatives of Trident or Patriot, as the case may be, access at reasonable times upon reasonable notice and in a manner as shall not adversely impact the conduct of the business of either Party or the Fountain Business in any material respect to the personnel, books and records, files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles, insurance, operational data, results of operations, and financial position, or otherwise pertaining primarily to the business and affairs of the Fountain Business and Patriot and its Subsidiaries, as the case may be; provided, however, that (i) no investigation pursuant to this Section 5.04 shall modify or qualify any representation or warranty given by any

Party hereunder and (ii) notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.  Notwithstanding the foregoing, (A) no Party shall be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (B) no Party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other intrusive onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without that Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Parties shall make reasonable and appropriate substitute disclosure arrangements, to the extent practicable, under circumstances in which the restrictions in clauses (A) and (B) of the preceding sentence apply.  Each of Trident and Patriot agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the Transactions and operation of the Fountain Business.

Section 5.05         Preparation of SEC Filings.  (a)  As promptly as practicable following the date of this Agreement, to the extent such filings are required by applicable Law (i) Trident, Fountain and Patriot shall jointly prepare, and Patriot shall file with the SEC, a proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) which shall constitute the proxy materials to be mailed to Patriot’s shareholders in connection with the Patriot Shareholder Approval, (ii) Trident, Fountain and Patriot shall jointly prepare, and Fountain shall file with the SEC, (A) a registration statement on Form S-4 (together with any amendments, prospectuses or supplements thereto, the “Form S-4”) to register the shares of Fountain Common Stock to be issued in the Merger and (B) a registration statement on Form 10 (together with any amendments, supplements, prospectus or information statements thereto, the “Form 10”) to register the Fountain Common Stock to be distributed in the Distribution, (iii) Trident shall prepare, and file with the SEC, a proxy statement on Schedule 14A to be mailed to the Trident shareholders in connection with the Trident Shareholder Approval and certain other matters (which matters may include the separation of Trident’s North American residential and small business security business (the “Athens Separation”)) (the “Trident Proxy”) and (iv) the Parties shall jointly prepare and file such other appropriate documents with the SEC as may be applicable.

(b)        Each of Trident and Patriot shall use their reasonable best efforts to have the Form 10, the Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing.  Trident shall use its reasonable best efforts to cause the Trident Proxy to be mailed to Trident’s shareholders, and Patriot shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Patriot’s shareholders, in each case as promptly as reasonably practicable after the date hereof.  Each of Trident and Fountain shall also take any action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under applicable state securities laws in connection with the issuance of Fountain Common Stock in the Distribution or the Merger.

(c)        Trident shall furnish all information concerning Trident, Fountain, AcquisitionCo and Merger Sub and the Fountain Business and the Surviving Corporation Board Appointees selected by it, and Patriot shall furnish all information concerning Patriot, Patriot’s business and the Surviving Corporation Board Appointees selected by it, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus and the Trident Filings.  No filing of, or amendment or supplement to, the Proxy Statement/Prospectus shall be made by Patriot, no filing of, or amendment or supplement to, the Form S-4 or the Form 10 shall be made by Fountain and no change, as it relates to the Transactions, shall be made by Trident to the Trident Proxy, in each case without providing the other Parties a reasonable opportunity to review and comment thereon.

(d)        If at any time prior to the Effective Time any information relating to Trident or Patriot or any of their respective Affiliates, officers or directors (or the Patriot Board Appointees) should be discovered by Trident or Patriot which should be set forth in an amendment or supplement to any of the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the applicable Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders.

(e)        The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall give the other Parties a reasonable opportunity to review and comment on any proposed response or compliance with any such request and thereafter shall respond as promptly as practicable to any such comments or requests.

Section 5.06         Shareholder Meetings.  (a)  (i)  Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, in compliance with applicable Law, Patriot shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Patriot Shareholder Meeting”) for purposes which shall include obtaining the Patriot Shareholder Approval.

(ii)       Subject to Section 5.07(b), the Board of Directors of Patriot shall recommend that Patriot’s shareholders give the Patriot Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.07(b)), such recommendation shall be set forth in the Proxy Statement/Prospectus and Patriot shall use its reasonable best efforts to obtain the Patriot Shareholder Approval.

(b)        (i)  Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Trident Proxy, in compliance with applicable Law, Trident shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Trident Shareholder Meeting”) for purposes of obtaining (together with any other matters with regard to which Trident may seek shareholder approval at such meeting) the Trident Shareholder Approval; provided, that the approval of the Distribution shall be voted on separately from, and shall not be conditioned on, any other matters not otherwise required under the laws of Switzerland to complete the Distribution that are submitted to Trident Shareholders for approval at the Trident Shareholder Meeting, including without limitation any shareholder approvals sought in connection with the Athens Separation.

(ii)       Subject to Section 5.08(b), the Board of Directors of Trident shall recommend that Trident’s shareholders give the Trident Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.08(b)), such recommendation shall be set forth in the Trident Proxy and Trident shall use its reasonable best efforts to obtain the Trident Shareholder Approval.

(c)        Notwithstanding anything to the contrary in this Section 5.06, Patriot and Trident shall cooperate in good faith to coordinate the timing of the Patriot Shareholder Meeting and the Trident Shareholder Meeting such that they occur on the same day, and neither Patriot nor Trident shall be required to hold the Patriot Shareholder Meeting or the Trident Shareholder Meeting, respectively, prior to the date of the date of the Trident Shareholder Meeting or the Patriot Shareholder Meeting, respectively (it being understood that nothing in this Section 5.06(c) shall in any way limit Patriot’s or Trident’s obligations under Section 5.05 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions (including the Separation and Distribution)).

Section 5.07         No Solicitation by Patriot.  (a)  Patriot agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Patriot Takeover Proposal, (ii) furnish any nonpublic information regarding Patriot or any of its Subsidiaries to any Person (other than Trident) in connection with or in response to a Patriot Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Trident) with respect to any Patriot Takeover Proposal, (iv) approve, endorse or recommend any Patriot Takeover Proposal or propose publicly to approve, endorse or recommend any Patriot Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Patriot Takeover Transaction, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Person or “Group” (as defined in the Exchange Act) becoming an “interested shareholder” under, Section 302A.673 of the MBCA) inapplicable to any transactions contemplated by a Patriot Takeover Transaction, (vii) take any action to make the consummation of any Patriot Takeover Proposal exempt under the terms of the Rights Agreement or (viii) resolve, propose to resolve or agree to do any of the foregoing.  Notwithstanding the foregoing, prior to receipt of the Patriot Shareholder Approval, Patriot may, in response to an unsolicited, bona fide, written Patriot Takeover Proposal that did not result from a breach of this Section 5.07(a) and that the Board of Directors of Patriot determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Patriot Superior Proposal, (x) furnish information (including non-public information) with respect to Patriot and its Subsidiaries to the Person making such Patriot Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Patriot Takeover Proposal if, and only if, (1) the Board of Directors of Patriot concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Patriot Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Patriot complies with Section 5.07(c) and (3) Patriot furnishes any non-public information provided to the maker of such Patriot Takeover Proposal only pursuant to a confidentiality agreement between Patriot and such Person on terms no less favorable in any material respect to Patriot than the Confidentiality Agreement (provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Patriot from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) all such information has previously been provided to Trident or is provided to Trident prior to or substantially concurrent with the time it is provided to such Person).

(b)        Except as expressly permitted by this Section 5.07(b), neither the Board of Directors of Patriot nor any committee thereof shall (i) fail to include the Patriot Recommendation in the Proxy Statement/Prospectus, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Patriot Recommendation in a manner adverse to Trident (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident) or (iii) approve, adopt or recommend any Patriot Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Patriot Change of Recommendation”).  Notwithstanding the foregoing, if, prior to receipt of the Patriot Shareholder Approval, (x) the Board of Directors of Patriot receives a Patriot Superior Proposal or (y) in response to an Intervening Event the Board of Directors of Patriot determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Patriot may make a Patriot Change of Recommendation and/or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii); provided, that (1) in the case of clause (x), Patriot has not violated Section 5.07(a) in any material respect (it being understood that terminating this Agreement pursuant to Section 7.01(f)(iii) in order to enter into a written definitive agreement for a Patriot Superior Proposal shall not be deemed a violation of Section 5.07(a)), (2) prior to taking any such action the Board of Directors of Patriot has provided to Trident three Business Days prior written notice of its intent to effect a Patriot Change of Recommendation or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii) (which notice shall include the reasonable details regarding the cause for, and nature of, the Patriot Change of Recommendation or proposed termination of this Agreement pursuant to Section 7.01(f)(iii)) and, if requested by Trident in good faith, negotiated in good faith with Trident during such three Business Day period to enable Trident to propose changes to the terms of this Agreement intended to cause, as applicable, such Patriot Superior Proposal to no longer constitute a Patriot Superior Proposal or such Intervening Event to no longer require the Patriot Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Patriot Takeover Proposal continues to constitute a Patriot Superior Proposal or such Intervening Event continues to require the Patriot Change of Recommendation; and provided further that if any Patriot Superior Proposal is received less than three Business Days prior the Patriot Shareholder Meeting, the three Business Day period contemplated by the proviso above shall be shortened such that it will expire as of the close of business on the day preceding the Patriot Shareholder Meeting.  The Board of Directors of Patriot may not make a Patriot Change of Recommendation in a manner adverse to Trident except in compliance in all respects with this Section 5.07(b).  For the avoidance of doubt, a change of the Patriot Recommendation to “neutral” is a Patriot Change of Recommendation.  Except as permitted by Section 7.01(f)(iii), nothing in this Section 5.07(b) shall be deemed to modify or otherwise affect the obligation of Patriot to call the Patriot Shareholders Meeting and to submit this Agreement and the Merger to the Patriot shareholders for approval in accordance with Section 5.06(a).

(c)        Patriot promptly, and in no event later than 48 hours after its receipt of any Patriot Takeover Proposal, shall advise Trident orally and in writing of any Patriot Takeover Proposal and the identity of the Person making any such Patriot Takeover Proposal and (x) if it is in writing, deliver to Trident a copy of such Patriot Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Trident a reasonably detailed summary of any such Patriot Takeover Proposal.  Patriot shall (i) keep Trident reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Patriot Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Trident of any determination of the Board of Directors of Patriot that a Patriot Takeover Proposal constitutes a Patriot Superior Proposal.

(d)        Notwithstanding anything to the contrary in this Agreement, Section 5.07 shall not prohibit Patriot from taking and disclosing to the Patriot Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Patriot Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident).

(e)        Upon the execution of this Agreement, Patriot shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Patriot or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Trident and Fountain) that relate to any Patriot Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Patriot or to destroy all confidential information of Patriot and its Subsidiaries.  Patriot agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Patriot or any of its Subsidiaries is or may become a party.

(f)        As used in this Agreement:

(i)    “Patriot Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Patriot Takeover Transaction;

(ii)   “Patriot Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Patriot other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Patriot; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Patriot and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Patriot or any of its Subsidiaries; and

(iii)  “Patriot Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Patriot, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, on terms which the Board of Directors of Patriot determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Patriot Common Stock to the Transactions (including any proposed modifications to the Transactions which are proposed in writing by Trident in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal.

Section 5.08         No Solicitation by Trident.  (a)  Trident and Fountain agree that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither they nor any of their Subsidiaries, nor any of their respective officers, directors or employees, shall, and that they shall use their reasonable best efforts to cause their respective Representatives not to (and shall not authorize or permit their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Fountain Takeover Proposal or any Trident Takeover Proposal, (ii) furnish any nonpublic information regarding Trident or any Subsidiaries of Trident (including, for the avoidance of doubt, Fountain and the Fountain Subs) to any Person (other than Patriot) in connection with or in response to a Fountain Takeover Proposal or a Trident Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Patriot) with respect to any Fountain Takeover Proposal or Trident Takeover Proposal, (iv) approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal or propose publicly to approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Fountain Takeover Transaction or Trident Takeover Transaction or (vi) resolve, propose to resolve or agree to do any of the foregoing.  Notwithstanding the foregoing, prior to receipt of the Trident Shareholder Approval, Trident may, in response to an unsolicited, bona fide, written Fountain Takeover Proposal or Trident Takeover Proposal that did not result from a breach of this Section 5.08(a) and that the Board of Directors of Trident determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Fountain Superior Proposal or Trident Superior Proposal, as applicable, (x) furnish information (including non-public information) with respect to Trident and its Subsidiaries to the Person making such Fountain Takeover Proposal or Trident Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Fountain Takeover Proposal or Trident Takeover Proposal if, and only if, (1) the Board of Directors of Trident concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Fountain Takeover Proposal or Trident Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Trident complies with Section 5.08(c) and (3) Trident furnishes any non-public information provided to the maker of such Fountain Takeover Proposal or Trident Takeover Proposal only pursuant to a confidentiality agreement between Trident and such Person on terms no less favorable in any material respect to Trident than the Confidentiality Agreement (provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Trident from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) with respect to any information related to Fountain or the Fountain Group, all such information has previously been provided to Patriot or is provided to Patriot prior to or substantially concurrent with the time it is provided to such Person).

(b)        Except as expressly permitted by this Section 5.08(b), neither the Board of Directors of Trident nor any committee thereof shall (i) fail to include the Trident Recommendation in the Trident Proxy, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Trident Recommendation in a manner adverse to Patriot (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot) or (iii) approve, adopt or recommend any Fountain Takeover Proposal or Trident Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Trident Change of Recommendation”).  Notwithstanding the foregoing, if, prior to receipt of the Trident Shareholder Approval, (x) the Board of Directors of Trident receives a Fountain Superior Proposal or a Trident Superior Proposal or (y) in response to an Intervening Event the Board of

Directors of Trident determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Trident may make a Trident Change of Recommendation; provided that (1), in the case of clause (x), Trident has not violated Section 5.08(a) in any material respect, (2) prior to taking any such action the Board of Directors of Trident has provided to Patriot three Business Days prior written notice of its intent to effect a Trident Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Trident Change of Recommendation) and, if requested by Patriot in good faith, negotiated in good faith with Patriot during such three Business Day period to enable Patriot to propose changes to the terms of this Agreement intended to cause, as applicable, such Fountain Superior Proposal or Trident Superior Proposal to no longer constitute a Fountain Superior Proposal or Trident Superior Proposal, as applicable, or such Intervening Event to no longer require the Trident Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Fountain Takeover Proposal or Trident Takeover Proposal continues to constitute a Fountain Superior Proposal or Trident Superior Proposal or such Intervening Event continues to require the Trident Change of Recommendation; and provided further that if any Fountain Superior Proposal or Trident Superior Proposal is received less than three Business Days prior the Trident Shareholder Meeting, the three Business Day period contemplated by the above proviso shall be shortened such that it will expire as of the close of business on the day preceding the Trident Shareholder Meeting.  For the avoidance of doubt, a change of the Trident Recommendation to “neutral” is a Trident Change of Recommendation.  Nothing in this Section 5.08(b) shall be deemed to modify or otherwise affect the obligation of Trident to call the Trident Shareholders Meeting and to submit this Agreement and the Merger to the Trident shareholders for approval in accordance with Section 5.06(b).

(c)                                  Trident promptly, and in no event later than 48 hours after its receipt of any Fountain Takeover Proposal or Trident Takeover Proposal, shall advise Patriot orally and in writing of any Fountain Takeover Proposal or Trident Takeover Proposal and the identity of the Person making any such Fountain Takeover Proposal or Trident Takeover Proposal and (x) if it is in writing, deliver to Patriot a copy of such Fountain Takeover Proposal or Trident Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Patriot a reasonably detailed summary of any such Fountain Takeover Proposal or Trident Takeover Proposal.  Trident shall (i) keep Patriot reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Fountain Takeover Proposal or Trident Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Patriot of any determination of the Board of Directors of Trident that a Fountain Takeover Proposal or Trident Takeover Proposal constitutes a Fountain Superior Proposal or Trident Superior Proposal, as applicable.

(d)                                 Notwithstanding anything to the contrary in this Agreement, Section 5.08 shall not prohibit Trident from taking and disclosing to the Trident shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Fountain Takeover Proposal or Trident Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot).

(e)                                  Upon the execution of this Agreement, Trident shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Trident, Fountain or any of their Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Patriot) that relate to any Fountain Takeover Proposal or Trident Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Trident or to destroy all confidential information of Trident and its Subsidiaries.  Trident agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Trident or any of its Subsidiaries is or may become a party.

(f)                                   As used in this Agreement,

(i)             “Fountain Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Fountain Takeover Transaction;

(ii)          “Fountain Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, spin-off, business combination or similar transaction involving Fountain, the Fountain Business or the Fountain Assets other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Fountain; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Fountain, the Fountain Business or the Fountain Assets; or (D) any liquidation or dissolution of Fountain; provided such transaction or series of related transactions is not a Trident Takeover Transaction;

(iii)       “Fountain Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) (1) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Fountain, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, or (2) in which the Fountain Business would be separated from Trident in a spin-off transaction immediately followed by a merger with such Person or “Group” (as defined in the Exchange Act) or an Affiliate of such Person or “Group” (as defined in the

Exchange Act) in a transaction resulting in the Fountain shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal; provided such proposal is not a Trident Takeover Proposal.

(iv)                      “Trident Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Trident Takeover Transaction;

(v)                         “Trident Takeover Transaction” shall mean any transaction or series of related transactions (x) involving (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Trident other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of any class of equity securities of Trident; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for more than 15% of the consolidated net revenues, net income or Assets of Trident and its Subsidiaries, taken as a whole, which in the case of an acquisition of Assets or equity securities of any Subsidiaries of Trident, shall include Assets and/or equity securities of the Fountain Group; or (D) any liquidation or dissolution of Trident or any of its Subsidiaries, and (y) which is expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Takeover Transaction if related primarily to the Fountain Business in which case it shall be a Fountain Takeover Transaction; and

(vi)                      “Trident Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Trident, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, which such proposal is (x) on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and the Athens Separation, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal and (y) expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Superior Proposal if related primarily to the Fountain Business in which case it shall be a Fountain Superior Proposal.

Section 5.09                            NYSE Listing.  Fountain shall use its reasonable best efforts to cause the shares of Fountain Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Section 5.10                            Tax Matters.  (a)  Prior to the Effective Time, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall (i) use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii)  use their reasonable best efforts to provide such appropriate information and representations and covenants relating to Taxes as any Governmental Authority shall request in connection with the Rulings and (iii) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Provided the conditions in Section 6.02(f) and Section 6.03(e) of this Agreement have been satisfied, each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b)                                 Each of Trident, Fountain and Patriot shall use its reasonable best efforts to obtain the Trident Merger Tax Opinion and the Patriot Merger Tax Opinion, as applicable.  Each of Trident, Fountain and Patriot shall deliver to the counsel delivering such opinions customary representations and covenants reasonably satisfactory in form and substance to such counsel.

(c)                                  Trident and Fountain shall use their reasonable best efforts to seek, as promptly as practicable, one or more supplemental rulings from the IRS (the “Supplemental IRS Ruling”), in form and substance reasonably satisfactory to Patriot, to the effect that (i) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code, (ii) the Anticipated Post-Closing Transactions will not prevent the qualification of the Distribution or the Merger for the Intended Tax-Free Treatment and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.  In the event that a Governmental Authority refuses to issue the Supplemental IRS Ruling or the Swiss Rulings, Trident, Fountain and Patriot shall consider in good faith any reasonable modifications to the structure of the Transactions that will facilitate receipt of such rulings; provided, however, that nothing in this Section 5.10(c) shall prevent Trident from or delay Trident in effectuating the Separation or the Athens Separation.

(d)                                 In the case of any Ruling requested by Trident, Trident shall, to the extent practicable, (i) keep Patriot promptly informed of all material actions taken or proposed to be taken by Trident and (ii) solely with respect to any Ruling requested from the IRS, provide Patriot with an opportunity to review and comment on each submission to the extent related to Fountain and the Fountain Subs reasonably in advance of the filing thereof and provide Patriot with a final copy of such submission.  Trident shall timely provide Patriot with a copy of any such Ruling after receipt thereof.

(e)                                  In the case of any Ruling requested by Patriot, Patriot shall, to the extent practicable, (i) keep Trident promptly informed of all material actions taken or proposed to be taken by Patriot and (ii) solely with respect to any Ruling requested from the IRS, provide Trident with an opportunity to review and comment on each submission reasonably in advance of the filing thereof and provide Trident with a final copy.  Patriot shall timely provide Trident with a copy of any such Ruling after receipt thereof.

(f)                                   Each Party represents that the information and representations furnished by it in or with respect to the Rulings or the Tax Opinions are accurate and complete as of the Closing Date.  Each Party covenants (i) to use its reasonable best efforts, and to cause its Affiliates to use their reasonable best efforts, to verify that such information and representations are accurate and complete as of the Closing Date and (ii) if, after the Closing Date, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representation is or may be inaccurate or incomplete, to promptly inform the other Parties.  The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the Ruling or the Tax Opinions.

Section 5.11                            Employee Benefit Matters.  (a)  For a period of 12 months following the Closing Date (the “Continuation Period”), each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall continue to provide to each of the employees of Trident and any of its Subsidiaries who remain employed on a permanent full-time or part-time basis immediately prior to the Closing (the “Trident Continuing Employees”) a salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Closing with respect to each such Trident Continuing Employee to the extent such Trident Continuing Employee remains employed by Fountain or the Fountain Subs; provided, however, that the terms and conditions of employment of any employee covered by a collective bargaining agreement shall be governed by such agreement in accordance with its terms.  During the Continuation Period, with respect to Trident Continuing Employees, each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall honor and maintain, for the benefit of Trident Continuing Employees, the Fountain Benefit Plans (including all severance benefits and similar plans, programs or arrangements) in accordance with their terms as in effect immediately prior to the Fountain Distribution Date.  Patriot and Fountain shall undertake those actions set forth in Section 5.11(a) of the Patriot Disclosure Letter.

(b)                                 With respect to each compensation or benefit plan sponsored or otherwise maintained by Fountain or any Fountain Sub, including Patriot and its Subsidiaries, after the Effective Time, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement, service with Trident or any of its Subsidiaries by a Trident Continuing Employee shall be treated as service with the entity sponsoring such plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any such ongoing plan.  Each such ongoing plan shall waive pre-existing condition limitations to the same extent waived under the corresponding Fountain Benefit Plan or Patriot Benefit Plan.  Trident Continuing Employees shall be given credit, to the extent administratively feasible, for amounts paid under a corresponding Fountain Benefit Plan or Patriot Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ongoing plan during the applicable plan year.

(c)                                  Notwithstanding the forgoing, nothing contained herein shall (i) be treated as an amendment to any Fountain Benefit Plan or Patriot Benefit Plan, (ii) give any person other than the Parties the right to enforce the provisions of this Section 5.11 or (iii) obligate any of the Parties to (x) maintain any Fountain Benefit Plan or Patriot Benefit Plan or any other particular compensation or benefit plan, program, policy or understanding or (y) retain the employment of any particular employee of any of the Parties.

Section 5.12                            Accounting Matters.  (a)  In connection with the information regarding Patriot or its Subsidiaries or the Transactions provided by Patriot specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Patriot shall use reasonable best efforts to cause to be delivered to Trident letters from Patriot’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Trident and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

(b)                                 In connection with the information regarding Fountain or the Fountain Subs or the Transactions provided by Fountain specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Fountain shall use reasonable best efforts to cause to be delivered to Patriot letters from Fountain’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Patriot and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

Section 5.13                            Confidentiality.  Each Party acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Without limiting the Parties’ respective obligations under any of the Other Transaction Agreements, effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Fountain Business and the Fountain Group, which shall continue in accordance with the terms of the Confidentiality Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.14                            Section 16 Matters.  Prior to the Effective Time, Fountain and Patriot shall take all such steps as may be required to cause any dispositions of Patriot Common Stock (including derivative securities with respect to Patriot Common Stock) or acquisitions of Fountain Common Stock (including derivative securities with respect to Fountain Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Patriot or Fountain to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 5.15                            Defense of Litigation.  Each of Trident, Fountain and Patriot shall use all reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Transactions.  None of Trident, Fountain or Patriot shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties.  Each of Trident, Fountain and Patriot shall use all reasonable best efforts to cause each of their respective Affiliates, directors and officers to use all reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 5.15 to the same extent as if such Person was a Party.  None of Trident, Fountain or Patriot or their respective Subsidiaries shall settle any Action related to the Transactions that would enjoin, restrain, prohibit or impose damages on Fountain or the Fountain Subs without the prior written consent of Patriot and Trident, in each case not to be unreasonably withheld, conditioned or delayed.  None of Trident and its Subsidiaries on the one hand, and Patriot and its Subsidiaries on the other hand, shall settle any such Action with respect to the Transactions (i) that would impose any liability or conditions on the other Party or (ii) that contains any factual admissions with respect to the other Party.

Section 5.16                            Advice of Changes.  Trident and Patriot shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the closing condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, would reasonably be expected not to be satisfied, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement that could be complied with or satisfied by it at such time under this Agreement, or which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions that could be satisfied at such time set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 5.17                            Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Patriot and its Board of Directors shall use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby are consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.18                            Fountain Shareholder Approvals.  Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain, as required under the Fountain Organizational Documents and applicable Law to authorize (i) payment of a cash dividend equal to the amount of all quarterly cash dividends in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter which would be expected to be paid prior to the first annual meeting of Fountain’s shareholders following the Effective Time in the ordinary course and with payment dates consistent with past practice (it being understood that such cash dividend shall be paid in quarterly installments in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter consistent with past practice), (ii) if determined by Patriot in its reasonable discretion to be required or advisable, the repurchase of Fountain Common Stock in an aggregate amount not to exceed the amount set forth in Section 5.18 of the Patriot Disclosure Letter, (iii) an omnibus equity incentive plan for Fountain, in each case, subject to completion of the Closing and (iv) the matters contemplated by Section 1.05(c) and Section 1.06.

Section 5.19                            Separation Agreement.  (a)  Except as provided in Section 5.19(c), neither Trident nor Fountain shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement, or waive compliance with any of the agreements or conditions contained therein without the prior written consent of Patriot.

(b)                                 In connection with the assignment, transfer and conveyance of the Fountain Assets and the assumption of the Fountain Liabilities by Fountain as contemplated in the Separation Agreement, Trident and Fountain (i) will keep Patriot reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals, (ii) will not enter into any Conveyancing and Assumption Instrument (as defined in the Separation Agreement) without the prior written consent (including via e-mail) of Patriot (not to be unreasonably withheld, conditioned or delayed) (it being understood that each of Patriot and Trident shall (x) use its reasonable best efforts to make its appropriate employees and outside advisors, including, in the case of Patriot, those advisors set forth on Section 5.19(b)(1) of the Patriot Disclosure Letter, reasonably available to discuss and respond to all reasonable requests relating to the Conveyancing and Assumption Instruments in a prompt manner taking into account the nature and scope of the applicable request and Conveyancing and Assumption Instrument, (y) use its reasonable best efforts to cooperate with each other and endeavor to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement on the timing set forth therein and (z) appoint the person listed on Section 5.19(b)(2) of the Patriot Disclosure Letter and Section 5.19(b) of Trident Disclosure Letter, respectively, to act as the primary contact person in the event of any dispute or disagreement related to the implementation of such conveyances, including any allegation that such party is allocating insufficient resources or being insufficiently responsive with respect to such matters) and (iii) will not enter into, modify or amend any Continuing Arrangements (as defined in the Separation Agreement) in a manner adverse to Fountain without the prior consent of Patriot.

(c)                                  Prior to the Closing, Trident shall and shall cause its Affiliates to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement, with such modifications as may be mutually agreed by the Parties acting reasonably; provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business (as defined in the Separation Agreement) shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(d)                                 Patriot shall not (x) unreasonably withhold, condition or delay its consent with respect to any matter under the Separation Agreement where both (i) its consent is required in order for Fountain or Trident to take any action thereunder and (ii) under the applicable terms of the Separation Agreement, such consent cannot be unreasonably withheld, conditions or delayed, as applicable or (z) fail to act reasonably with respect to any matter under the Separation Agreement where required to do so.

(e)                                  Except as set forth on Schedule 5.19(e) of the Trident Disclosure Letter, on the Closing Date, the only indebtedness owed by a U.S. Fountain entity to a non-U.S. Fountain entity shall be debt securities owed by Trident Fountain US Holding Corporation to Trident International Finance Group GmbH in an aggregate principal amount to be agreed in writing by Trident and Patriot.

(f)                                   On or prior to the Closing Date, Trident and Fountain shall, and Trident shall cause the ADT Corporation to, enter into the Tax Sharing Agreement.

Section 5.20                            Control of Other Party’s Business.  Nothing contained in this Agreement shall give Trident or Fountain, directly or indirectly, the right to control or direct Patriot’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give Patriot, directly or indirectly, the right to control or direct the operations of the Fountain Business, or the business of Fountain and the Fountain Subs prior to the Effective Time.  Prior to the Effective Time, each of Trident, Fountain and Patriot shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

CONDITIONS

Section 6.01                            Joint Conditions.  The respective obligations of each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot to effect the Merger are subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a)        no temporary restraining order or preliminary or permanent injunction or other Order by any Governmental Authority preventing consummation of the Merger or the Transactions shall have been issued and remain in effect;

(b)        (1) the Trident Shareholder Approval shall have been obtained in accordance with applicable Law and (2) the Fountain Transfer and the Distribution shall have been consummated in accordance with the Separation Agreement;

(c)        the Patriot Shareholder Approval shall have been obtained in accordance with applicable Law;

(d)        the Fountain Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(e)        each of the Form S-4 and the Form 10 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order; and all necessary Permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Fountain Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect;

(f)        (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) all approvals shall have been obtained and all waiting periods shall have expired or been terminated under the Antitrust Laws set forth on Section 6.01(f) of the Patriot Disclosure Letter, in each case as required for the consummation of the Merger and the other Transactions and (iii) all other approvals, if any, shall have been obtained and all waiting periods, if any, shall have expired or been terminated under any other applicable Antitrust Laws, in each case as required for the consummation of the Merger and the other Transactions, except for those, in the case of this clause (iii), the failure of which to obtain, expire or be terminated, as applicable, would not, individually or in the aggregate, reasonably be expected to (A) have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes, Patriot and each of its Subsidiaries or (B) provide a reasonable basis to conclude that Patriot, Trident or Fountain or their respective directors or officers would be subject to the risk of criminal liability;

(g)        Trident shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Trident to the effect that (i) immediately following the Distribution, Trident, on the one hand, and Fountain, on the other hand, will be solvent and (ii) Trident’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss Law; and

(h)        The aggregate implied market capitalization of Fountain, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Fountain Common Stock trading on the last “when issued” trading day prior to the Distribution or (y) in the absence of a “when issued” trading market for Fountain Common

Stock, the closing price of the Patriot Common Stock on the last trading day prior to the Distribution.

Section 6.02         Conditions to the Obligation of Patriot.  The obligation of Patriot to effect the Merger is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Patriot and may be waived by Patriot):

(a)        each of Trident, Fountain, AcquisitionCo and Merger Sub shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by them on or before the Closing;

(b)        each of the representations and warranties of Trident (i) in this Agreement (other than Section 2.02, Section 2.03, clause (ii) of Section 2.05(f) and Section 2.17) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Fountain Business MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (ii) set forth in Section 2.02 and Section 2.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (ii) of Section 2.05(f) and Section 2.17 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c)        Except as disclosed in the Trident Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Fountain Business MAE shall have occurred from the date of this Agreement through the Closing Date;

(d)        Patriot shall have received a certificate of Trident addressed to Patriot and dated the Closing Date, signed on behalf of Trident by a senior officer of Trident, certifying to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(e)        the Board of Directors of Fountain shall be comprised as set forth in 1.06(b);

(f)        the Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Patriot shall have received the Patriot Merger Tax Opinion.  In rendering the foregoing opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (i) Patriot and (ii) Trident and Fountain; and

(g)        Trident shall have executed and delivered to Patriot, and caused each other member of the Trident Group or the Fountain Group who is a party to an Ancillary Agreement to execute and deliver to Patriot, each of the Ancillary Agreements.

Section 6.03         Conditions to the Obligation of Trident.  The obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub to effect the Merger is subject to the further satisfaction of each of the following conditions (each of which is for the exclusive benefit of Trident, Fountain, AcquisitionCo and Merger Sub and may be waived by Trident unless otherwise provided in this Agreement):

(a)        Patriot shall have in all material respects performed (or caused its Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by it on or before the Closing;

(b)        each of the representations and warranties of Patriot (i) in this Agreement (other than Section 3.02, Section 3.03, clause (i) of Section 3.05(e) and Section 3.18) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or a “Patriot MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (ii) set forth in Section 3.02 and Section 3.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (i) of Section 3.05(e) and Section 3.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c)        Except as disclosed in the Patriot Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Patriot MAE shall have occurred from the date of this Agreement through the Closing Date;

(d)        Trident shall have received a certificate of Patriot addressed to Trident and dated the Closing Date, signed on behalf of Patriot by a senior officer of Patriot, certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(e)        The Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Trident shall have received the (i) Trident Merger Tax Opinion and (ii) Spin-Off Tax Opinion.  In rendering the foregoing opinions, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) Patriot and (B) Trident and Fountain; and

(f)        Patriot shall have executed and delivered to Trident each of the Ancillary Agreements to which it is a party.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01         Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)        by the mutual written consent of Patriot and Trident;

(b)        by either Trident or Patriot if the Merger shall not have been consummated on or prior to February 1, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement or the Separation Agreement;

(c)        by either Trident or Patriot if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action becomes final and non-appealable; provided, however, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling;

(d)        by either Trident or Patriot if the Patriot Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Patriot Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(d) shall not be available to Patriot where the failure to obtain the Patriot Shareholder Approval shall have been caused by Patriot’s material breach of this Agreement;

(e)        by either Trident or Patriot if the Trident Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Trident Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(e) shall not be available to Trident where the failure to obtain the Trident Shareholder Approval shall have been caused by Trident’s material breach of this Agreement;

(f)        by Patriot:

(i)    if Trident shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section

6.02 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Patriot of written notice to Trident of such breach;

(ii)   if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment and shall not have been waived by Patriot (to the extent so waivable);

(iii)  prior to receipt of the Patriot Shareholder Approval, in order to enter into a written definitive agreement for a Patriot Superior Proposal; provided, that Patriot shall have complied in all material respects with Section 5.07; provided, further, that Patriot shall have paid or shall concurrently pay the amounts due pursuant to Section 8.02(e) in accordance with its terms; or

(iv)  if there has been a Trident Change of Recommendation; and

(g)        by Trident:

(i)    if Patriot shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Trident of written notice to Patriot of such breach;

(ii)   if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment and shall not have been waived by Trident (to the extent so waivable); or

(iii)  if there has been a Patriot Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the provisions of the last sentence of Section 5.04, Article VIII and Article IX), and there shall be no other liability on the part of Patriot or Trident to the other except, subject to Section 8.02(e) and Section 8.02(f), (1) under such provisions or (2) liability arising out of fraud or a wilful breach of this Agreement or the Separation Agreement prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Survival of Representations, Warranties and Agreements.  Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing.  Notwithstanding the preceding sentence, (a) covenants and agreements contained in this Agreement that by their terms are to be performed in whole or part after the

Closing shall survive the Closing (in the case of covenants performed in part after the Closing, solely to the extent to be performed after the Closing) until they have been performed in accordance with their terms and (b) the representations and warranties set forth in Section 2.06, Section 2.17, Section 3.06 and Section 3.18 shall survive until the one year anniversary of the Closing, including with respect to the foregoing clauses (a) and (b) for purposes of the indemnification obligations set forth in Section 8.2 and Section 8.3 of the Separation Agreement.

Section 8.02         Fees and Expenses.

(a)        General Rule.  Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred by Trident, Fountain, AcquisitionCo or Merger Sub or any of their Subsidiaries in connection with the this Agreement and the transactions contemplated hereby shall be paid by Trident and all fees and expenses incurred by Patriot or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be paid by Patriot, unless otherwise mutually agreed to by Patriot and Trident in writing.

(b)        Antitrust Fees.  Patriot and Trident shall share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act.

(c)        Printing Expenses.  Patriot and Trident shall share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 5.05.

(d)        Attorney’s Fees.  In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

(e)        Patriot Termination Fee.  Patriot shall pay to Trident a fee of $145 million (the “Patriot Termination Fee”) as liquidated damages if: (i) Trident terminates this Agreement pursuant to Section 7.01(g)(iii); (ii) Patriot terminates this Agreement pursuant to Section 7.01(f)(iii); or (iii) (A) any Person makes a Patriot Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Patriot Takeover Proposal (and such Patriot Takeover Proposal or such announcement of an intention to make a Patriot Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Patriot Shareholder Meeting and thereafter this Agreement is terminated by Patriot or Trident either pursuant to Section 7.01(b) or pursuant to Section 7.01(d), or by Trident pursuant to Section 7.01(g)(i) as a result of a breach by Patriot of its obligations under Section 5.07(a) of this Agreement and (B) within 12 months following such termination Patriot enters into a definitive agreement to consummate, or consummates, a Patriot Takeover Proposal; provided, that for purposes of clause (iii) of this Section 8.02(e), the references to “10%” in the definition of Patriot Takeover Transaction shall be deemed to be references to “50%.”  Any Patriot Termination Fee due under this Section 8.02(e) shall be paid by wire transfer of immediately available funds (to an account specified by Trident) promptly following termination of this Agreement (except that in the case of termination pursuant to clause (ii) above such payment shall be made concurrently with or prior to such termination and in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).  Patriot shall not be obligated to make more than one payment pursuant to this Section 8.02(e).  Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Patriot Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Trident and Fountain in the circumstances in which such Patriot Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Upon payment of the Patriot Termination Fee in accordance with this Section 8.02(e), none of Patriot or any of its respective former, current or future Affiliates or Representatives shall have any further liability to Trident, Fountain, AcquisitionCo or Merger Sub or their respective shareholders with respect to this Agreement or the Transactions.  In the event that Patriot shall fail to pay when due the Patriot Termination Fee required to be paid by it pursuant to this Section 8.02(e), such Patriot Termination Fee shall accrue interest for the period commencing on the date such Patriot Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment.  In addition, if Patriot shall fail to pay the Patriot Termination Fee when due, Patriot shall also pay to Trident all of Trident’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

(f)        Trident Termination Fees.  Trident shall pay to Patriot a fee of $145 million (the “Fountain Takeover Termination Fee”) as liquidated damages if: (i) Patriot terminates this Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Trident Takeover Proposal; or (ii) (A) any Person makes (1) a Fountain Takeover Proposal or (2) a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Fountain Takeover Proposal or Trident Takeover Proposal (and such Fountain Takeover Proposal or Trident Takeover Proposal or such announcement of an intention to make a Fountain Takeover Proposal or Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Fountain Takeover Proposal or, in the case of clause (ii)(A)(1), a Trident Takeover Proposal; provided, that for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Fountain Takeover Transaction shall be deemed to be references to “50%”.  Further, Trident shall pay to Patriot a fee of $370 million (the “Trident Takeover Termination Fee” and, together with the Fountain Takeover Termination Fee, the “Trident Termination Fees”) as liquidated damages if: (i) Patriot terminates this

Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation (other than a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Fountain Takeover Proposal or a Trident Takeover Proposal); or (ii) (A) any Person makes a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Trident Takeover Proposal (and such Trident Takeover Proposal or such announcement of an intention to make a Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Trident Takeover Proposal; provided, that (1) for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Trident Takeover Transaction shall be deemed to be references to “50%” and (2) for purposes of clause (ii)(B) of this Section 8.02(f), a Trident Takeover Proposal shall not be required to be expressly conditioned on the Transactions not being consummated.  Any Trident Termination Fee due under this Section 8.02(f) shall be paid by wire transfer of immediately available funds (to an account specified by Patriot) promptly following termination of the Agreement (except that in the case of termination pursuant to clause (ii) of the first sentence of this Section 8.02(f) or clause (ii) of the second sentence of this Section 8.02(f), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).  For the avoidance of doubt, Patriot shall not in any event receive both the Trident Termination Fee and the Fountain Termination Fee.  Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(f) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Trident Termination Fees are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Patriot in the circumstances in which any such Trident Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Upon payment of any Trident Termination Fee in accordance with this Section 8.02(f), none of Trident, Fountain, AcquisitionCo or Merger Sub or any of their respective former, current or future Affiliates or Representatives shall have any further liability to Patriot or its shareholders with respect to this Agreement or the Transactions.  In the event that Trident shall fail to pay when due any Trident Termination Fee required to be paid by it pursuant to this Section 8.02(f), such Trident Termination Fee shall accrue interest for the period commencing on the date such Trident Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment.  In addition, if Trident shall fail to pay any Trident Termination Fee when due, Trident shall also pay to Patriot all of Patriot’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

Section 8.03         Entire Agreement.  This Agreement, the Confidentiality Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.  If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement.

Section 8.04         Governing Law.  This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Minnesota with respect to matters, issues and questions relating to the duties of the Board of Directors of Patriot or Merger Sub or to general corporation law including requirements for the validity of the Merger and (b) the laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.05         Specific Performance; Jurisdiction.  The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements including pursuant to Section 8.02(e) and Section 8.02(f), such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York).  Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In addition, each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any New York State or federal court sitting in the

Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York).  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06         Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07         Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Trident:

Tyco International Ltd.

Tyco International Ltd.
c/o Tyco International Management Company, LLC
9 Roszel Road
Princeton, New Jersey 08540
Attn: General Counsel
Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Alan M. Klein, Esq.
Facsimile: (212) 455-2502

(b)	If to Fountain prior to the Fountain Distribution Date:

c/o Tyco International Management Company, LLC
9 Roszel Road
Princeton, New Jersey 08540
Attn: General Counsel
Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Alan M. Klein, Esq.
Facsimile: (212) 455-2502

(c)	If to AcquisitionCo:

c/o Tyco International Management Company, LLC
9 Roszel Road
Princeton, New Jersey 08540
Attn: General Counsel
Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Alan M. Klein, Esq.
Facsimile: (212) 455-2502

(d)	If to Merger Sub:

c/o Tyco International Management Company, LLC
9 Roszel Road

Princeton, New Jersey 08540
Attn: General Counsel
Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Alan M. Klein, Esq.
Facsimile: (212) 455-2502

(e)	If to Patriot:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800
Golden Valley, Minnesota 55416
Attn: General Counsel
Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attn: Faiza J. Saeed
Thomas E. Dunn
Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Benjamin F. Garmer, III
Facsimile: (414) 297-4900

(f)	If to Fountain after the Fountain Distribution Date:

c/o Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, Minnesota 55416
Attn: General Counsel
Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Alan M. Klein, Esq.
Facsimile: (212) 455-2502

and to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attn: Faiza J. Saeed
Thomas E. Dunn
Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Benjamin F. Garmer, III
Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.07.  Any notice to Trident shall be deemed notice to all members of the Trident Group, and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 8.08         Amendments and Waivers.  (a)  This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)        No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 8.09         No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Trident Group or the Fountain Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 8.10         Assignability; Binding Effect.  This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.11         Construction; Interpretation.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever required by the context, any pronoun used in this Agreement or the Trident Disclosure Letter or Patriot Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days shall be to the relevant number of calendar days unless otherwise specified.  All references to dollars or $ shall be references to United States dollars.  All accounting terms shall have their respective meanings under GAAP.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  For the avoidance of doubt, “consistent with past practice” when used with respect to Fountain or any of its Subsidiaries means the past practice of Trident with respect to the Fountain Business.

Section 8.12         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13         Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party.  No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 8.14         Disclosure Letters.  There may be included in the Trident Disclosure Letter and/or the Patriot Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed (x) to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or (y) to affect the interpretation of such term for purposes of this Agreement.  No information contained in this Agreement or in the Trident Disclosure Letter and/or Patriot Disclosure Letter shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).  Matters reflected in the Trident Disclosure Letter or Patriot Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein.  The Trident Disclosure Letter and Patriot Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Trident Disclosure Letter or Patriot Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

ARTICLE IX

DEFINITIONS

Section 9.01         Definitions.  For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“2007 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 17, 2007, among Patriot and the other signatories thereto.

“2011 Indenture” means that certain First Supplemental Indenture, dated as of May 9, 2011, among Patriot, the guarantors signatory thereto and Wells Fargo Bank, National Association.

“Acceptable Terms” has the meaning set forth in Section 5.03(e)(i).

“AcquisitionCo” has the meaning set forth in the preamble.

“AcquisitionCo Common Stock” has the meaning set forth in Section 2.03(e).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, but excluding the Rulings and any activities related thereto.

“Adjusted Other Share-Based Awards” has the meaning set forth in Section 1.08(a)(iv).

“Adjusted Stock Option” has the meaning set forth in Section 1.08(a)(i).

“Adjusted Restricted Share” has the meaning set forth in Section 1.08(a)(iii).

“Adjusted RSU” has the meaning set forth in Section 1.08(a)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means: (i) the Merger Consideration plus (ii) the aggregate amount of shares of Fountain Common Stock subject to issuance under the Adjusted Restricted Shares, the Adjusted Stock Options, the Adjusted RSUs and the Adjusted Other Share-Based Awards, upon the vesting, conversion or exercise of such securities, in each case in this clause (ii), calculated in accordance with the treasury stock method (without taking into account tax consequences to any party or any applicable vesting provisions).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning given to such term in the Separation Agreement.

“Anticipated Post-Closing Transactions” shall mean the repurchase by Fountain, after the Closing Date, of a number of shares of Fountain Common Stock.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Articles of Merger” has the meaning set forth in Section 1.01(b).

“Assets” has the meaning set forth in the Separation Agreement.

“Athens Separation” has the meaning set forth in Section 5.05(a).

“Audited Financial Statements” has the meaning given to such term in Section 2.05(c)(i).

“Bridge Note” has the meaning set forth in Section 5.03(e)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States or on which banking institutions in the States of Minnesota or New York are required or authorized by Law or other Governmental Authority to be closed.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Confidentiality Agreement” means the written confidentiality agreement previously entered into by Trident and Patriot relating to the Transactions.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Continuation Period” has the meaning set forth in Section 5.11(a).

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Distribution” has the meaning set forth in the recitals.

“DOJ” means the United States Department of Justice.

“Draft Form 10” has the meaning set forth in Section 2.05(b).

“Effective Time” has the meaning set forth in Section 1.01(b).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as affected by exposure to hazardous substances, pollutants or contaminants, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.09.

“Exchange Fund” has the meaning set forth in Section 1.09.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied.

“Financing” means the financing contemplated by Section 5.03.

“Fountain” has the meaning set forth in the preamble.

“Fountain Assets” has the meaning given to such term in the Separation Agreement.

“Fountain Benefit Plans” has the meaning set forth in Section 2.10(a).

“Fountain Business” has the meaning given to such term in the Separation Agreement.

“Fountain Business IP” has the meaning set forth in Section 2.15.

“Fountain Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Fountain Business taken as a whole, or on the ability of Trident or Fountain to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Fountain or the Fountain Subs operate, (ii) resulting from or arising out of:  (A) the announcement or the existence of this Agreement or the Ancillary Agreements or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Trident’s representations and warranties in Section 2.04(a)); (B) actions taken or not taken with the written consent of Patriot; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Fountain Business MAE); and (F) any reduction in the expected credit rating of Fountain or any Fountain Sub to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in the Fountain Business’s business, financial condition or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Fountain Business MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on the Fountain Business, taken as a whole, relative to other participants in the industries in which Fountain and the Fountain Subs operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Fountain MAE).

“Fountain Common Stock” means the common shares of Fountain, par value CHF 0.50 per share.

“Fountain Distribution Date” has the meaning given to such term in the Separation Agreement.

“Fountain Employee” has the meaning given to such term in the Separation Agreement.

“Fountain Equity Interests” has the meaning set forth in Section 2.03(c).

“Fountain Financial Statements” has the meaning set forth in Section 2.05(c)(ii).

“Fountain Group” has the meaning set forth in the Separation Agreement.

“Fountain Liabilities” has the meaning set forth in the Separation Agreement.

“Fountain Material Contracts” has the meaning set forth in Section 2.09(b).

“Fountain Organizational Documents” means the Articles of Association and Organizational Regulations of Fountain.

“Fountain Permits” has the meaning set forth in Section 2.08(b).

“Fountain Real Property” has the meaning set forth in the Separation Agreement.

“Fountain Stock Issuance” has the meaning set forth in Section 1.07(a).

“Fountain Subs” means each Person that is a direct or indirect Subsidiary of Fountain immediately after giving effect to the Separation.

“Fountain Superior Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Fountain Takeover Proposal” has the meaning set forth in Section 5.08(f)(i).

“Fountain Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Fountain Takeover Transaction” has the meaning set forth in Section 5.08(f)(ii).

“Fountain Transfer” means the transfer of the Fountain Assets and Fountain Liabilities as provided in Section 2.2 and Section 2.3 of the Separation Agreement.

“Form 10” has the meaning set forth in Section 5.05(a).

“Form S-4” has the meaning set forth in Section 5.05(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any Environmental Law; and (c) any other chemical, material or substance (including silica) the Release of or exposure to which is prohibited, limited or regulated by, or may result in liability under, any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 2.04(b).

“Indebtedness” means, with respect to any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and any cost or penalty associated with prepaying such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements (excluding obligations of such Person for materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations with respect to hedging, swaps or similar arrangements relating to any of the foregoing, (vi) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Intended Tax-Free Treatment” means (i) the treatment accorded to the Transactions set forth in the Rulings or any other rulings and similar documents issued by Governmental

Authorities to Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries regarding the Tax treatment of the Separation, the Merger and the Post-Merger Restructuring, and (ii) the qualification of the Merger as a reorganization pursuant to Section 368(a) of the Code.

“Interim Financial Statements” has the meaning given to such term in Section 2.05(c)(ii).

“Intervening Event” shall mean (i) in the case of Patriot, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Patriot Takeover Proposal that was not known to the Board of Directors of Patriot on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Patriot as of the date hereof) and (ii) in the case of Trident, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Fountain Takeover Proposal or a Trident Takeover Proposal that was not known to the Board of Directors of Trident on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Trident as of the date hereof).

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“IRS Rulings” means (a) the “IRS Ruling” as defined in the Tax Sharing Agreement and (b) the Supplemental IRS Ruling.

“Knowledge” means, in the case of Patriot, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Patriot Disclosure Letter as of the date of the representation, and, in the case of Trident, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Trident Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, legally binding rule, code or other legally enforceable requirement of, or final, non-appealable Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, including liabilities for Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Management Appointees” has the meaning set forth in Section 1.06(c).

“MBCA” means the Business Corporation Act of the State of Minnesota, as amended.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 1.07(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.03(e).

“NYSE” means the New York Stock Exchange.

“Order” means any:  (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Agreements” means the Separation Agreement and the Ancillary Agreements.

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parties” means Trident, Fountain, AcquisitionCo, Merger Sub and Patriot.

“Patriot” has the meaning set forth in the preamble.

“Patriot Benefit Plans” has the meaning set forth in Section 3.11(a).

“Patriot Board Appointees” has the meaning set forth in Section 1.06(b).

“Patriot Change of Recommendation” has the meaning set forth in Section 5.07(b).

“Patriot Common Stock” means the common shares of Patriot, par value $0.16 2/3.

“Patriot Disclosure Letter” means the disclosure letter delivered by Patriot to Trident immediately prior to the execution of this Agreement.

“Patriot Environmental Permits” has the meaning set forth in Section 3.13(iii).

“Patriot Equity Interests” has the meaning set forth in Section 3.03(b).

“Patriot ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Patriot Group” means Patriot and each of its Affiliates.

“Patriot IP” has the meaning set forth in Section 3.16.

“Patriot MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of Patriot and its Subsidiaries as a whole, or on the ability of Patriot to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Patriot or the Patriot Subsidiaries operate, (ii) resulting from or arising out of: (A) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Patriot’s representations and warranties in Section 3.04(a)); (B) actions taken or not taken with the written consent of Trident; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Patriot MAE); and (F) any reduction in the credit rating of Patriot or any Patriot Subsidiary to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in Patriot, or, as the case may be, such Patriot Subsidiary’s business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Patriot MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on Patriot and the Patriot Subsidiaries, taken as a whole, relative to other participants in the industries in which Patriot and the Patriot Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Patriot MAE).

“Patriot Material Contracts” has the meaning set forth in Section 3.10(b).

“Patriot Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Patriot, in form and substance reasonably satisfactory to Patriot, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Patriot Other Share-Based Awards” means any right of any kind, contingent or accrued, to acquire or receive Patriot Common Stock or benefits measured by the value of Patriot Common Stock, and each award of any kind consisting of Patriot Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Patriot Stock Plans and any other Patriot Benefit Plans (other than the Patriot Stock Purchase Plans), other than Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards.

“Patriot Permits” has the meaning set forth in Section 3.09(b).

“Patriot Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Recommendation” has the meaning set forth in Section 3.07.

“Patriot Regulatory Approvals” has the meaning set forth in Section 3.04(b).

“Patriot Restricted Share” means any share of Patriot Common Stock that is outstanding as of a particular date but is subject to vesting conditions or other forfeiture restrictions as of such date.

“Patriot RSU” means any restricted stock unit payable in shares of Patriot Common Stock or whose value is determined with reference to the value of shares of Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan whose vesting is based solely on the continued performance of services.

“Patriot SEC Filings” has the meaning set forth in Section 3.05(a).

“Patriot Series A Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Shareholder Approval” has the meaning set forth in Section 3.07.

“Patriot Shareholder Meeting” has the meaning set forth in Section 5.06(a)(i).

“Patriot Shareholders” means the holders of Patriot Common Stock.

“Patriot Stock Options” means any option to purchase Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan.

“Patriot Stock Plans” means the Patriot, Inc. Omnibus Stock Incentive Plan, the Patriot, Inc. 2008 Omnibus Stock Incentive Plan and the Amended and Restated Patriot, Inc. Outside Directors Nonqualified Stock Option Plan.

“Patriot Stock Purchase Plan” means the Patriot, Inc. Employee Stock Purchase and Bonus Plan and the Patriot, Inc. International Stock Purchase and Bonus Plan.

“Patriot Superior Proposal” has the meaning set forth in Section 5.07(f)(iii).

“Patriot Takeover Proposal” has the meaning set forth in Section 5.07(f)(i).

“Patriot Takeover Transaction” has the meaning set forth in Section 5.07(f)(ii)

“Patriot Termination Fee” has the meaning set forth in Section 8.02(e).

“Permits” means all franchises, permits, approvals, licenses (including railroad crossing permits), easements, servitudes, variances, consents, authorizations, certifications, rights, exemptions, waivers or registrations of Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) Security Interests reflected in the financial statements included in the Patriot SEC Filings or Fountain Financial Statements, as applicable, (b) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business for amounts not overdue or which are subject to dispute and with respect to which reserves have been established in accordance with GAAP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Merger Restructuring” means the contribution of the stock of AcquisitionCo by Flow PubCo to FIFSA, by FIFSA to FSarl, by FSarl to FIFH, and by FIFH to FIFG.  The terms used herein shall have the meaning set forth in Schedule 2.2(a) of the Separation Agreement.

“Proposed Acquisition Transaction” has the meaning given to such term in the Tax Sharing Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.05(b).

“Regulatory Approvals” means, collectively, the Patriot Regulatory Approvals and the Trident Regulatory Approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Rights” has the meaning set forth in Section 3.03(a).

“Rights Agreement” has the meaning set forth in Section 3.03(a).

“Rulings” means the IRS Rulings and the Swiss Rulings.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.05(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the Fountain Transfer and the other transactions contemplated by the Separation Agreement to transfer the Fountain Business to Fountain.

“Separation Agreement” means the Separation Agreement dated as of the date hereof, with such modifications thereto as are permitted pursuant to Section 5.19, among Fountain, Trident and the ADT Corporation.

“Spin-Off Tax Opinion” means the written opinion of McDermott Will & Emery LLP, counsel to Trident, dated as of the Closing Date, in form and substance reasonably satisfactory to Trident, confirming that (x) the Distribution and (y) the disposition of one hundred percent (100%) of Trident’s North American residential and small business security business to Trident’s shareholders will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares.

“Subsequent Interim Financial Information” has the meaning set forth in Section 5.03(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Supplemental IRS Ruling” has the meaning set forth in Section 5.10(c).

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Surviving Corporation Board Appointees” has the meaning set forth in Section 1.06(b).

“Swiss Rulings” means the rulings and similar documents to be obtained from the applicable Swiss Taxing Authority by Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries confirming: (i) that the Merger will be a transaction that is generally tax-free for

Swiss federal, cantonal, and communal purposes (including with respect to Swiss Stamp Tax and Swiss Withholding Tax); (ii) the relevant Swiss Tax base of AcquisitionCo for Swiss Tax (including federal and cantonal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss Withholding Tax in the event of a distribution to the Fountain shareholders after the Merger; and (iv) that no Swiss Stamp Tax will be levied on the Post-Merger Restructuring.

“Swiss Stamp Tax” means a Tax imposed under the Swiss Federal Act on Stamp Taxes of 27 June 1973 (Bundesgesetz über die Stempelabgaben), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means Taxes imposed under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Opinions” means the Patriot Merger Tax Opinion, the Trident Merger Tax Opinion and the Spin-Off Tax Opinion.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, the ADT Corporation and Fountain, in the form attached hereto as Exhibit D.

“Taxing Authority” has the meaning set forth in the Tax Sharing Agreement.

“Termination Date” has the meaning set forth in Section 4.01(a).

“Transactions” means the Fountain Transfer, the transactions contemplated by the Rulings to the extent related to the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“Trident” has the meaning set forth in the preamble.

“Trident Change of Recommendation” has the meaning set forth in Section 5.08(b).

“Trident Common Stock” means the common shares of Trident, par value CHF 6.70 per share.

“Trident Continuing Employees” has the meaning set forth in Section 5.11(a).

“Trident Disclosure Letter” means the disclosure letter delivered by Trident to Patriot immediately prior to the execution of this Agreement.

“Trident ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Trident Filings” means, collectively, the Form S-4, Form 10 and Trident Proxy.

“Trident Financing” has the meaning set forth in Section 5.03(c).

“Trident Group” means Trident and each of its Subsidiaries, including, for purposes of this Agreement, each member of the Fountain Group but only for times prior to the Effective Time.

“Trident Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, counsel to Trident, in form and substance reasonably satisfactory to Trident, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Trident Proxy” has the meaning set forth in Section 5.05(a).

“Trident Recommendation” has the meaning set forth in Section 2.02(a).

“Trident Regulatory Approvals” has the meaning set forth in Section 2.04(b).

“Trident SEC Filings” means all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by Trident under the Securities Act or the Exchange Act, as the case may be, since September 24, 2010.

“Trident Shareholder Approval” has the meaning set forth in Section 2.02(a).

“Trident Shareholder Meeting” has the meaning set forth in Section 5.06(b).

“Trident Superior Proposal” has the meaning set forth in Section 5.08(f)(v)

“Trident Takeover Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Trident Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Trident Takeover Transaction” has the meaning set forth in Section 5.08(f)(v).

“Trident Termination Fees” has the meaning set forth in Section 8.02(f).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman and Chief Executive Officer

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

PANTHRO ACQUISITION CO.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PANTHRO MERGER SUB, INC.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PENTAIR, INC.

By:	/s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]